UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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VIRGIN MOBILE USA, INC.

(Name of Registrant as Specified In Its Charter)

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Virgin Mobile USA, Inc.

10 Independence Boulevard

Warren, NJ 07059

April 1, 2008

Dear Stockholder,

You are invited to attend the 2008 Annual Meeting of Stockholders of Virgin Mobile USA, Inc., to be held at 9:00 a.m., local time, on Thursday, May 15, at The Heldrich, 10 Livingston Avenue, New Brunswick, New Jersey, 08901.

The annual meeting will begin with a report on our operations, followed by discussion and voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion on other business matters properly brought before the meeting.

If you plan to attend the meeting, please let us know by marking the appropriate box on the enclosed proxy card.

Whether or not you plan to attend, I encourage you to ensure that your shares are represented at the meeting by promptly voting and submitting your proxy, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Respectfully,

Thomas O. Ryder

Chairman of the Board of Directors

Notice of 2008 Annual Meeting of Stockholders

May 15, 2008

The Heldrich

10 Livingston Avenue

New Brunswick, NJ 08901

April 1, 2008

To the Stockholders:

The 2008 Annual Meeting of Stockholders of Virgin Mobile USA, Inc. (the “Company”) will be held at The Heldrich, 10 Livingston Avenue, New Brunswick, New Jersey, on May 15, 2008, at 9:00 a.m., to address all matters that may properly come before the meeting. Following a report on Virgin Mobile USA’s business operations, stockholders will vote on:

(a) the election of directors to serve for the ensuing year; and

(b) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Stockholders of record at the close of business on March 24, 2008 will be entitled to vote at the meeting and any adjournments. This proxy statement and the enclosed form of proxy are being mailed to stockholders beginning April 1, 2008.

Peter Lurie

General Counsel and Corporate Secretary

Virgin Mobile USA, Inc.

10 Independence Boulevard

Warren, NJ 07059

This proxy statement is furnished in connection with the solicitation of proxies by Virgin Mobile USA, Inc. (the “Company”) on behalf of the Board of Directors for the 2008 Annual Meeting of Stockholders. Distribution of this proxy statement and a form of proxy to stockholders is scheduled to begin on or about April 1, 2008.

You can ensure that your shares are voted at the meeting by submitting your instructions by telephone (by dialing 866.540.5760) or by Internet (by visiting http://www.proxyvoting.com/vm), or by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Submitting your instructions or proxy by any of these methods will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by notifying the inspectors of election in writing of such revocation or by attending and voting at the annual meeting.

QUESTIONS AND ANSWERS ABOUT THIS PROXY

What is a proxy?

A proxy is another person whom you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document also is called a proxy, or a proxy card.

What is a proxy statement?

It is a document that SEC regulations require that we give to you when we ask you to sign a proxy card to vote your stock at the annual meeting.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting, including the election of directors and ratification of the selection of the Company’s independent registered public accounting firm. Also, management will report on the state of the Company and respond to questions from stockholders.

What is the record date and what does it mean?

The record date for the annual meeting is March 24, 2008. Holders of Virgin Mobile USA, Inc. common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Who is entitled to vote at the annual meeting?

Holders of Class A common stock, Class B common stock and Class C common stock at the close of business on the record date may vote at the meeting.

What are the voting rights of the holders of common stock?

Each outstanding share of Class A common stock will be entitled to one vote on each matter to be voted upon. On March 24, 2008, 53,136,839 shares of Class A common stock were outstanding and are therefore eligible to be voted at the annual meeting.

There is one share of Class B common stock outstanding, held by an affiliate of Sprint Nextel. The share of Class B common stock entitles its holder to a number of votes that is equal to the total number of shares of Class A common stock for which the partnership units that such holder holds in our operating partnership, Virgin Mobile USA, L.P., are exchangeable as of the record date. Based on the number of shares of Class A common stock for which the partnership units held by such holder on March 24, 2008, the share of Class B common stock is entitled to a vote equivalent to 12,058,626 shares of Class A common stock on each matter to be voted upon.

As of March 24, 2008, 115,062 shares of Class C common stock were outstanding, all of which were held by affiliates of the Virgin Group. Each outstanding share of Class C common stock will be entitled to one vote on each matter to be voted upon.

Under the Company’s Amended and Restated Certificate of Incorporation, all shares of common stock (including shares of Class A, Class B and Class C common stock) generally vote together as a single class on all matters, subject to certain specified exceptions.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name with Mellon Investor Services LLC, the Company’s stock transfer agent, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

How do I vote my shares?

If you are a stockholder of record, you can give a proxy to be voted at the meeting:

•	over the telephone, by calling a toll-free number (866.540.5760);

•	electronically, using the Internet (by visiting http://www.proxyvoting.com/vm); or

•	by mailing in the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to vote by telephone or by using the Internet, please refer to the specific instructions set forth on the enclosed proxy card. If you wish to vote using a paper format and you return your signed proxy to us before the annual meeting, we will vote your shares as you direct.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Are votes confidential? Who counts the votes?

The votes of all stockholders will be held in confidence from directors, officers and employees of the Company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) to allow the independent inspectors of election to certify the results of the vote. We will also retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

Can I vote my shares in person at the annual meeting?

Yes. If you are a stockholder of record, you may vote your shares at the meeting by completing a ballot at the meeting.

However, if you are a “street name” holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What are my choices when voting?

In the election of directors, you may vote for all nominees, or you may vote against one or more nominees. The proposal related to the election of directors is described in this proxy statement beginning at page 5.

For the other proposal, you may vote for the proposal, against the proposal, or abstain from voting on the proposal. Proposal 2 is described in this proxy statement beginning at page 57.

Proposals 1 and 2 will be presented at the meeting by management.

What are the Board’s recommendations?

The Board of Directors recommends a vote FOR all of the nominees for director (Proposal 1) and FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008 (Proposal 2).

What if I do not specify how I want my shares voted?

If you do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, we will vote them FOR all of the nominees for director (Proposal 1) and FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008 (Proposal 2).

Can I change my vote?

Yes. You can revoke your proxy at any time before it is exercised by submitting written notice of revocation to the Corporate Secretary of the Company or by voting in person at the meeting.

What constitutes a quorum for the Annual Meeting?

The holders of a majority of the voting power of the outstanding shares of common stock as of the close of business on the record date, must be present, either in person or represented by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Shares represented by proxies received but marked as abstentions or as withholding voting authority for any or all director nominees, and shares represented by proxies received but reflecting broker non-votes, will be counted as present at the meeting for purposes of establishing a quorum.

What percentage of the vote is required for a proposal to be approved?

A majority of the votes that could be cast by stockholders who are either present in person or represented by proxy at the meeting is required to elect the nominees for director and to ratify appointment of PricewaterhouseCoopers LLP as our auditors. The votes are computed for each share as described above.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any matter as to which they are specified.

Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don’t have discretionary voting authority and haven’t received instructions as to how to vote on those proposals (so-called “broker non-votes”) are not considered “shares present” and will not affect the outcome of the vote.

How can I attend the annual meeting?

If you are a stockholder of record and you plan to attend the annual meeting, please let us know when you return your proxy. Please tear off the top portion of your proxy card where indicated and bring it with you to the meeting. This portion of the card will serve as your ticket.

If you are a “street name” stockholder, tell your broker or nominee that you’re planning to attend the meeting and would like a “legal proxy.” Bring that form to the meeting and you will be provided a ticket at the door.

If you can’t get a legal proxy in time, we can still give you a ticket at the door if you bring a copy of your brokerage account statement showing that you were our stockholder as of the record date, March 24, 2008.

Are there any rules regarding admission?

Each stockholder will be asked to present valid government-issued picture identification, such as a driver’s license or passport, before being admitted to the meeting. Cameras, recording devices, and other electronic devices will not be permitted at the meeting and we encourage you to leave any such items at home. We will not be responsible for any items checked at the door.

Are there any other matters to be acted upon at the annual meeting?

We do not know of any other matters to be presented or acted upon at the meeting. Under our by-laws, no business besides that stated in the meeting notice may be transacted at any meeting of stockholders. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

ELECTION OF DIRECTORS

(Proposal #1 on the Proxy Card)

Eight directors will be elected at this year’s annual meeting. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

Each of the nominees for director is now a member of the Board of Directors, which met twice in 2007. Each of the nominees for director attended all of the combined Board of Director and committee meetings to which they were invited during the periods served by such nominee in 2007. As set forth in our Corporate Governance Guidelines, directors are expected to attend all meetings of the Board and of the Committees on which they serve and to devote the time and effort necessary to fulfill their responsibilities. Information important to Directors’ understanding of issues to come before the Board or a Committee will be provided sufficiently in advance of meetings to permit Directors to inform themselves. Directors are expected to review these materials before meetings.

Directors are expected to attend the Annual Meeting of Stockholders, but the Company does not have a formal policy with respect to attendance.

The following is a biographical summary of the experience of our director nominees.

Name	Age	Current Position
Daniel H. Schulman	50	Chief Executive Officer and Director
Thomas O. Ryder	63	Chairman of the Board of Directors
Frances Brandon-Farrow	44	Director
Douglas B. Lynn	44	Director
Mark Poole	45	Director
Robert Samuelson	43	Director
L. Kevin Cox	44	Director
Kenneth T. Stevens	56	Director

Daniel H. Schulman, Chief Executive Officer and Director. Dan Schulman joined us as chief executive officer in October 2001, bringing almost two decades of experience in the telecommunications industry. He has led the company from its national launch in 2002 to its current position. Mr. Schulman has also served as the chief executive officer of Priceline.com, where he established one of the most popular and recognized brands on the internet, and was a primary architect in driving Priceline.com to profitability. Prior to joining Priceline, Mr. Schulman served more than 18 years at AT&T, rising to become the youngest member of the company’s senior executive team, the AT&T Operations Group, and president of the $22 billion core consumer long distance business. Mr. Schulman is a member of the board of directors of Symantec and the chair of its compensation committee. Mr. Schulman also serves on the board of trustees of Rutgers University. He holds a double M.B.A. in business administration and finance and international business from New York University and a bachelor’s degree from Middlebury College.

Thomas O. Ryder. Mr. Ryder has served as the Chairman of the Board of Directors since October 2007. Mr. Ryder is an investment professional. He retired as Chairman of the Board of The Reader’s Digest Association, Inc. on January 1, 2007. Prior to his retirement, Mr. Ryder served as the Chairman of the Board of Reader’s Digest Association, Inc. from January 1, 2006 and as Chairman of the Board and Chief Executive Officer from April 1998 through December 31, 2005. Mr. Ryder was President of American Express Travel

Related Services International, a division of the American Express Company which provides travel, financial and network services, from October 1995 to April 1998. He is a director of Amazon.com, Inc. and Starwood Hotels and Resorts, Inc. Mr. Ryder received a Bachelor of Arts degree in journalism from Louisiana State University in 1966.

Frances Brandon-Farrow. Frances Brandon-Farrow has served on our Board of Directors since June 2007. Ms. Brandon-Farrow joined the Virgin Group in 1993. As an executive member of the board of Virgin Atlantic Airways since 1993, during the following seven years she held various operating roles and had responsibility for a broad range of functions including all aspects of the customer experience and service, human resources, government affairs and legal affairs. Prior to that, she worked in the mergers and acquisitions practice of the London law firm of Cameron McKenna. Ms. Brandon-Farrow is currently Chief Executive Officer of Virgin USA, Inc., the headquarters of the Virgin Group in North America. She has responsibility for expansion of the Virgin brand and new business development and investment management in North America. She is also a member of the board of several other Virgin companies, including Virgin Atlantic Airways, Virgin Holidays, Virgin Mobile Canada, Virgin America, Virgin Money US, Virgin Charter, Virgin Enterprises (the owner of all of the Virgin trademarks worldwide), and Virgin Unite (the Virgin Group’s charitable arm). She is a graduate of the University of Wales and the Royal College of Law in the UK.

Douglas B. Lynn. Mr. Lynn has served on our Board of Directors since August 2007. Mr. Lynn is currently Vice President of Corporate Development for Sprint Nextel, a position he has held since August 2005. Mr. Lynn joined the Sprint Corporation (predecessor to Sprint Nextel) in 1994 and has held various positions in accounting and finance, including Assistant Corporate Controller from 1997 to 2000. Prior to joining Sprint Nextel, Mr. Lynn spent six years in the savings and loan industry. Mr. Lynn began his career in public accounting and spent three years with Touche Ross and Co. in Kansas City. He received a Bachelor of Science degree in accounting from Missouri State University in 1985.

Mark Poole. Mr. Poole has served on our Board of Directors since June 2007. Mr. Poole joined the Virgin Group in 1991 as a tax consultant and was subsequently appointed Group Tax Director. After five years in this position, he was appointed the Virgin Group chief financial officer in 2000 and the Deputy Group chief executive officer in September 2005. Mr. Poole is a member of the Virgin Group Investment Advisory Committee and holds a number of non-executive directorships in the Virgin Group including Virgin Group Holdings Limited (Group holding company), Virgin Atlantic Limited (for which he chairs the Audit Committee), SN Airholdings, Virgin Retail Limited. Virgin Hotels Group Limited and Virgin Active Group Limited amongst numerous others. Mr. Poole graduated from Bristol University in 1983 with a degree in Civil Engineering (Bachelor of Science). He qualified as a Chartered Accountant (Association of Chartered Accountants) with Binder Hamlyn in London in 1989.

Robert W. Samuelson. Mr. Samuelson has served on our Board of Directors since June 2007. Mr. Samuelson joined Virgin Management Limited in July 2000 as director of Corporate Development and was subsequently promoted to executive director Telecoms and Media, overseeing Virgin’s telecoms and media interests worldwide. He was part of the team responsible for the creation of Virgin Mobile USA, LLC in 2001 and has been involved closely with the business ever since. Mr. Samuelson is a member of the Virgin Group’s Investment Advisory Committee, the body that recommends all new investments and corporate transactions for the Virgin Group. In addition to his role with Virgin Mobile USA, LLC, he also serves on the boards of Virgin Mobile Canada, Virgin Mobile France and Virgin Mobile South Africa. Prior to joining Virgin, Mr. Samuelson was a director of Arthur D Little, the management consultants, where he led the corporate finance advisory services practice. He holds an MBA from Cranfield University in the United Kingdom and a first class masters degree in natural sciences from Cambridge University.

L. Kevin Cox. Mr. Cox has served on our Board of Directors since October 2007. Mr. Cox has served as the Executive Vice President of Human Resources at the American Express Company since 2005. Prior to joining American Express, Mr. Cox held several positions at The Pepsi Bottling Group, Inc. since 1999, most recently that of Executive Vice President. From 1989 to 1999, Mr. Cox held various human resources positions at PepsiCo Inc. and its subsidiary, The Pepsi-Cola Bottling Company, playing a key role in that entity’s initial public offering. Mr. Cox received a Bachelor of Arts degree in counseling rehabilitation from Marshall University in 1985 and a Masters degree in labor and industrial relations from Michigan State University in 1987.

Kenneth T. Stevens. Mr. Stevens has served on our Board of Directors since October 2007. Mr. Stevens is the President, Chief Operating Officer and Secretary of Tween Brands, Inc., a publicly traded retailer with 785 locations in the U.S. From 2002 through 2006, Mr. Stevens worked at Limited Brands, Inc., where he held various positions, most recently that of Executive Vice President and Chief Financial Officer. Prior to working at Limited Brands, Inc., Mr. Stevens worked at several private and public companies, including Bank One Retail Group, PepsiCo, Inc. and General Mills, Inc. From 1983 to 1991, Mr. Stevens was a partner at McKinsey & Company, Inc. Mr. Stevens currently serves on the boards of Tween Brands, Inc. and Spartan Stores, Inc. He received a Bachelor of Arts degree in philosophy from the University of Redlands in 1973 and Masters of Business Administration degree from the University of Southern California in 1978.

There are no family relationships among any of our directors or executive officers.

The Board of Directors recommends a vote FOR the election of the nominees set forth above.

COMPOSITION OF THE BOARD OF DIRECTORS

As per the terms of our bylaws, our Board of Directors consists of such number of directors as our Board of Directors may determine from time to time, subject to the rights of Sprint Nextel and the Virgin Group under the stockholders’ agreement (as discussed below). Our Board of Directors currently consists of eight directors. The Virgin Group has designated Messrs. Poole and Samuelson and Ms. Brandon-Farrow to serve on our Board of Directors. Sprint Nextel has designated Mr. Lynn to serve on our Board of Directors. In addition, subject to the terms of the stockholders’ agreement, Sprint Nextel presently has the right to designate one additional director. Our Board of Directors has determined that Messrs. Cox, Ryder and Stevens are independent under the independence standards promulgated by the New York Stock Exchange.

Together, Sprint Nextel and the Virgin Group hold equity interests representing a majority of our outstanding voting power. So long as they maintain such a majority, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under those standards, a company of which more than 50% of the voting power is held by another company or group is a “controlled company” and need not comply with certain requirements, including (1) the requirement that a majority of the Board of Directors consist of independent directors, (2) the requirement that there be a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that there be a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) the requirement of an annual performance evaluation of the nominating/corporate governance and compensation committees. We intend to elect to avail ourselves of the controlled company exemption as long as we are eligible to do so. As a result, we do not have a majority of independent directors on our Board of Directors, we do not have a nominating and corporate governance committee and our compensation committee does not consist entirely of independent directors. If we are no longer eligible to rely on the controlled company exception (including if the over-allotment option is exercised in full), we intend to comply with all applicable corporate governance requirements, subject to the applicable phase-in periods.

Pursuant to our stockholder’s agreement with Sprint Nextel and the Virgin Group, each of Sprint Nextel and the Virgin Group has the right to designate up to three individuals to our Board of Directors. If their respective ownership interests are below 25% but at least 10%, each of Sprint Nextel and the Virgin Group will be entitled to designate two directors to our Board of Directors and if such ownership interests are below 10%, but at least 5%, each of Sprint Nextel and the Virgin Group will be entitled to designate one director to our board. In addition, (1) if Sprint Nextel is not entitled to appoint any director pursuant to the immediately preceding sentence, so long as our PCS services agreement with Sprint Nextel remains effective, Sprint Nextel will have the right to appoint one director to our Board of Directors, irrespective of its ownership interest in us and (2) if the Virgin Group is not entitled to appoint any director pursuant to the immediately preceding sentence, so long as our trademark license agreement with Virgin remains effective, the Virgin Group will have the right to appoint one director to our Board of Directors, irrespective of its ownership interest in us. Each of Sprint Nextel and the Virgin Group has the right to remove and replace its director-designee(s) at any time and for any reason, and to fill any vacancies otherwise resulting in such director positions. Sprint Nextel has nominated Doug Lynn to serve as its designated director. The Virgin Group has nominated Frances Brandon-Farrow, Mark Poole and Robert Samuelson as their designated directors.

The Board of Directors met twice in 2007.

Committees of the Board of Directors

Audit Committee. Our audit committee consists of Messrs. Cox, Ryder and Stevens. Mr. Ryder serves as its chair. All the members of our audit committee qualify as “independent” in accordance with the rules promulgated by the NYSE. Each member of our audit committee also satisfies the criteria for “independence”

under special standards established by the SEC for members of audit committees. In addition, Mr. Ryder meets the qualifications of an “audit committee financial expert” in accordance with the SEC rules, as determined by our Board of Directors.

As set forth in its charter, the audit committee is responsible, among other things, for (1) recommending the hiring or termination of independent auditors and approving any non-audit work performed by such auditor; (2) recommending the overall scope of the audit; (3) assisting the board in monitoring the integrity of our financial statements, the independent auditors’ qualifications and independence, the performance of the independent auditors and our internal audit function and our compliance with legal and regulatory requirements; (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm; (5) discussing the annual audited financial and quarterly statements with management and the independent auditor; (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies; (7) discussing policies with respect to risk assessment and risk management; (8) meeting separately and periodically with management, internal auditors and the independent auditor; (9) reviewing with the independent auditor any audit problems or difficulties and managements’ response; (10) setting clear hiring policies for employees or former employees of the independent auditors; (11) annually reviewing the adequacy of the audit committee’s written charter; (12) handling such other matters that are specifically delegated to the audit committee by the Board of Directors from time to time; (13) reporting regularly to the full Board of Directors; and (14) evaluating the Board of Directors’ performance.

The Audit Committee met twice in 2007.

Compensation Committee. Our compensation committee consists of Messrs. Cox, Samuelson and Stevens. Mr. Stevens serves as its chair. Pursuant to the stockholders’ agreement, if the Virgin Group or Sprint Nextel has the right to appoint at least one director, such stockholder may also cause the compensation committee to include one of its appointed directors, provided that such director is eligible for membership on the compensation committee under applicable law. We intend to utilize the “controlled company” exception under the NYSE rules, which eliminates the requirement that our compensation committee be composed entirely of independent directors as long as we remain eligible to do so.

As set forth in its charter, the compensation committee is responsible, among other things, for (1) reviewing key employee compensation policies, plans and programs; (2) reviewing and approving the compensation of our chief executive officer and other executive officers; (3) developing and recommending to the Board of Directors compensation for board members; (4) reviewing and approving employment contracts and other similar arrangements between us and our executive officers; (5) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters; (6) administering of stock plans and other incentive compensation plans; (7) overseeing compliance with any applicable compensation reporting requirements of the SEC; (8) approving the appointment and removal of trustees and investment managers for pension fund assets; (9) retaining consultants to advise the committee on executive compensation practices and policies; (10) handling such other matters that are specifically delegated to the compensation committee by the Board of Directors from time to time; and (11) reviewing and consulting with the chief executive officer on succession plans for all executive officers and other key employees.

The Compensation Committee met twice in 2007.

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships between any member of our compensation committee and any of our executive officers that would require disclosure under the applicable rules promulgated under federal securities laws.

Nominating Committee. The Company is not required to have a nominating committee because it is a controlled company under the rules of the NYSE. Therefore, the Company does not have such a committee, nor does it have a specific policy regarding shareholder nominations of potential directors to the Board of Directors, other than through the process described under “Shareholder Proposals for 2009” below. Possible nominees to the Board of Directors may be suggested by any Director and given to the Chairman of the Board. Vacancies on the Board of Directors, other than those resulting from removal by shareholders, may be filled by action of the Board of Directors after recommendation by the Chairman of the Board.

DIRECTOR COMPENSATION

Compensation for our non-employee directors became effective upon the initial public offering of the Company in October 2007. In 2007, each non-employee director was paid one-quarter of the annual retainer and other committee fees, and each received an annual long-term incentive grant of restricted stock units as described below.

Name	Fees earned or paid in cash		Stock Awards(6)	Total
Brandon-Farrow, Frances	$12,500	(1)	$4,490	$16,990
Cox, L. Kevin	$13,750	(2)	$4,490	$18,240
Lynn, Douglas B.	$0	(3)	$0	$0
Poole, Mark	$12,500	(1)	$4,490	$16,990
Ryder, Thomas O.	$22,500	(4)	$4,490	$26,990
Samuelson, Robert W.	$12,500	(1)	$4,490	$16,990
Stevens, Kenneth T.	$15,000	(5)	$4,490	$19,490

(1)	Represents payment for one quarter of the annual retainer fees ($50,000).

(2)	Represents payment for one quarter of the annual retainer fees ($50,000) and one quarter of annual audit committee fees ($5,000)

(3)	Mr. Lynn waived his right to receive any compensation for his services as director.

(4)	Represents payment for one quarter of the annual retainer fees ($50,000), one quarter of annual non-executive chair fees ($30,000) and one quarter of annual audit committee chair fees ($10,000).

(5)	Represents payment for one quarter of the annual retainer fees ($50,000), one quarter of annual compensation committee chair fees ($5,000) and one quarter of annual audit committee fees ($5,000).

(6)	Each non-employee director received an annual grant of 5,333 restricted stock units in October 2007 at the IPO offering price of $15.00 per share, with the exception of Mr. Lynn, who waived his right to receive an annual grant. The estimated fair value of each grant as calculated on the grant date is $80,000. The units will vest in four 25% increments on October 10, 2008, October 10, 2009, October 10, 2010 and October 10, 2011. Mr. Ryder received an additional 2,667 restricted stock units granted on January 18, 2008. This additional grant was made to reflect the responsibilities of Mr. Ryder as the non-executive chairman of the Board. There was no expense recorded for this grant in 2007.

In 2007, each non-employee director was paid a base annual retainer of $50,000. The chair of the audit committee received an additional annual retainer of $10,000 and each other member of the audit committee received an additional annual retainer of $5,000. The chair of the compensation committee received an additional annual retainer of $5,000. All such payments were prorated to reflect commencement of service to the Company starting in October 2007. In addition, each non-employee director received a grant of restricted stock units based upon our Class A common stock with a market value of $80,000 on the grant date. Mr. Lynn declined compensation for his services as director in 2007.

On January 10, 2008, the compensation committee approved an increase in compensation for Thomas Ryder, who serves as non-executive Chairman of our Board of Directors. Retroactively effective as of October 10, 2007, in addition to standard director compensation, Mr. Ryder received an annual cash retainer of $30,000 and an incremental grant of restricted stock units with a market value of $40,000 on the date of grant. The restricted stock units were granted on January 11, 2008, with a vesting start date of October 10, 2007. The restricted stock units will vest in 25% annual increments on each anniversary of the vesting start date.

Going forward, on an annual basis, each non-employee director will be paid a base annual retainer of $50,000. The chair of the audit committee will receive an additional annual retainer of $10,000 and each other member of the audit committee will receive an additional annual retainer of $5,000. The chair of the compensation committee will receive an additional annual retainer of $5,000. The non-executive chairman of the

Board will receive an additional annual retainer of $30,000. In addition, each non-employee director will receive an annual grant of restricted stock units based upon our Class A common stock. Each grant will vest 25% per year from the date of grant. The value of each grant is set at a fair market value on the grant date of $80,000, with the exception that an additional grant of $40,000 will be provided to the non-executive chairman of the Board. Mr. Lynn has waived his right to receive any cash or equity compensation for his services.

The compensation committee engaged the services of Towers Perrin in establishing the appropriate cash and equity compensation levels for our non-employee directors. Towers Perrin provided market data from two peer groups (40 general industry companies with annual revenues of between $1 and $3 billion and 20 additional newly public companies). Based on this data, we believe the average (median) total value (including both cash and equity compensation) of annual targeted non-employee director compensation provided by the companies in the peer groups is $130,000. The committee reviewed this information and, upon determining that director compensation should be designed to provide strong incentives to administer our business consistently with stockholder interests, concluded that the equity portion of non-employee director compensation should be greater than the cash portion.

We reimburse all non-employee directors for reasonable expenses incurred to attend meetings of our board of directors or committees but do not intend to pay directors meeting attendance fees. Other than as described above, we do not expect to provide any of our directors with any other compensation or perquisites.

In addition to the payments described above, we allow voluntary deferral by our non-employee directors of up to 100% of the cash retainer and committee fees to a future date elected by the director. The deferred retainer and fees will be deemed invested in an investment fund based upon our Class A common stock or another investment vehicle such as an interest-bearing cash account. No director elected to defer compensation in 2007.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers, as of April 1, 2008.

Name	Age	Position
Daniel H. Schulman	50	Chief Executive Officer and Director
Jonathan Marchbank	43	Chief Operating Officer
John D. Feehan Jr.	43	Chief Financial Officer
Peter Lurie	41	General Counsel and Secretary
David R.J. Messenger	43	Chief Administrative and Corporate Development Officer

The following is a biographical summary of the experience of our executive officers who do not serve as directors.

John D. Feehan, Jr., Chief Financial Officer. John Feehan joined us in January 2002 as vice president of finance and was promoted to chief financial officer in August 2006. He is responsible for the company’s overall financial activities and planning. Prior to joining us, he served as chief financial officer of SAGE BioPharma. Mr. Feehan previously worked for Faro Pharmaceuticals as vice president for financial and operational planning and for Stadtlander Drug Distribution Co. as director of finance. Mr. Feehan began his career at Price Waterhouse in Philadelphia after earning a bachelor’s degree in accounting from St. Joseph’s University.

Jonathan Marchbank, Chief Operating Officer. Jonathan Marchbank joined us in March 2006 as chief operating officer, charged with running day-to-day operations including retail sales, product management, customer care and IT. Prior to joining us, Mr. Marchbank worked for the Virgin Group, serving as chief executive officer for Virgin Mobile in Asia and in Australia. Prior to joining the Virgin Group in 2002, Mr. Marchbank held senior executive roles with Nokia, Philips Electronics and at Telstra Corporation. Mr. Marchbank holds a diploma in business studies, majoring in marketing, from Newcastle Business School in the United Kingdom.

Peter Lurie, General Counsel and Corporate Secretary. Peter Lurie joined us in May 2000, prior to the formation of VMU, and was a key player in the formation and launch of the company. Previously, Mr. Lurie served as principal of a private equity group affiliated with Commerzbank Capital Markets Corp., which offered the first public offering of a private equity fund in Europe. Prior to that, he worked on M&A and private equity transactions at Simpson Thacher & Bartlett LLP. Mr. Lurie is a graduate of Dartmouth College and The University of Chicago Law School, where he was an editor of the University of Chicago Law Review.

David R.J. Messenger, Chief Administrative and Corporate Development Officer. David Messenger joined us in July 2005 and, as chief administrative officer, is responsible for corporate development and strategy, attracting, retaining and engaging the best talent for the company and managing all human resources capabilities including recruitment, compensation, organizational design, leadership development, workplace culture and benefits. He is also responsible for procurement and facilities. Prior to joining us, Mr. Messenger served as senior vice president of human resources for Take-Two Interactive Inc. in New York City. Mr. Messenger also worked at Towers Perrin as a principal and practice leader, responsible for the change management practice in the east and central regions, and at PricewaterhouseCoopers as a principal consultant, leading the human resources team in the entertainment, media and communication practice. He was educated at the University of Wales College Cardiff and Robinson College Cambridge in the United Kingdom.

There are no family relationships among any of our directors or executive officers.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of three directors, all of whom meet the independence standards contained in the NYSE Listed Company rules, SEC rules and our Corporate Governance Guidelines, and operates under a written charter adopted by the Board of Directors. A copy of our Audit Committee Charter and Corporate Governance Guidelines may be found on the investor relations page of our website, www.virginmobileusa.com. The Audit Committee also selects, subject to stockholder ratification, the Company’s independent registered public accounting firm.

Our management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), is responsible for performing an independent audit of our consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States. The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of our financial reporting, internal controls and audit functions.

Audit Fees

PricewaterhouseCoopers has served as our independent registered public accounting firm since our inception in 2007. We paid PricewaterhouseCoopers approximately $2.8 million and $0.5 million for audit services for the years ended December 31, 2007 and December 31, 2006, respectively. Audit services consisted of the audit of the financial statements included in our Registration Statement on Form S-1 and Quarterly Report for the period ended September 30, 2007, statutory financial statement filings, and providing comfort letters in connection with our initial public offering.

Audit-Related Fees

The Company paid PricewaterhouseCoopers approximately $306,000 for audit-related services for the year ended December 31, 2007 and $20,000 for the year ended December 31, 2006. Such fees were incurred for services related to financial reporting not required by statute or legislation, an agreed-upon procedures report provided to a regulatory authority, and consultations concerning financial accounting and reporting standards.

Tax Fees

The Company paid PricewaterhouseCoopers approximately $221,000 and $205,000 for tax-related services for the years ended December 31, 2007 and December 31, 2006, respectively. In the year ended December 31, 2006, tax-related services included assistance with the preparation of the 2006 federal and state Virgin Mobile USA, LLC income tax returns that were filed in 2007 ($149,000) as well as tax consulting services related to partnership income allocation and review of specific agreements, including the partner tax receivable agreements, in conjunction with our initial public offering ($56,000). In the year ended December 31, 2007, tax-related services included $51,650 relating to the initial public offering and $169,000 relating to income taxes.

All Other Fees

The Company paid PricewaterhouseCoopers approximately $4,500 and $6,000 in fees in the years ended December 31, 2007 and December 31, 2006, respectively for use of on-line accounting information services.

Total Fees

For the years ended December 31, 2007 and 2006, the Company paid PricewaterhouseCoopers a total of approximately $3.3 million and $779,000, respectively.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee has also established procedures for the pre-approval of audit and non-audit services provided by an independent registered public accounting firm. The Company’s “Audit Committee Pre-Approval

Policy and Procedures” (“Pre-Approval Policy”) was reviewed and approved by the Audit Committee at its meeting held on February 12, 2008. All audit and non-audit services performed by PricewaterhouseCoopers prior to the adoption of the Pre-Approval Policy were approved by the Audit Committee on a case-by-case basis.

As set forth in the Pre-Approval Policy, audit services require specific approval by the Audit Committee, except for certain services that have received general pre-approval by the Audit Committee.

In accordance with the Pre-Approval Policy, the Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm. The Audit Committee determined that the pre-approved services were permitted and did not impair PricewaterhouseCoopers’ independence as independent auditors. Additionally, prior to establishing the list of pre-approved services, the Audit Committee determined that the Company’s independent registered public accounting firm is an effective provider of services. The Audit Committee may revise the list of pre-approved services from time to time, based on subsequent determinations. For fiscal year 2008, there are four categories of services that have received pre-approval by the Audit Committee: Audit, Audit-Related, Tax and All Other Services.

The Audit Committee may delegate to one or more of its members the authority to approve in advance all significant audit or permitted non-audit services to be provided by the independent registered public accounting firm, so long as decisions are presented to the full Audit Committee at its next scheduled meeting.

Auditor Independence

During the last year, the Audit Committee met and held discussions with management and PricewaterhouseCoopers. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers the audited financial statements for the period ended December 31, 2007. The Audit Committee also discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 (Communications with Audit Committees) as well as by SEC regulations.

The Audit Committee has also reviewed the written disclosures and two letters required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Public Company Accounting Oversight Board (PCAOB) pursuant to Rule 3600T. The Audit Committee discussed with PricewaterhouseCoopers such firm’s independence from the Company.

The Audit Committee also considered whether the provision of other non-audit services by PricewaterhouseCoopers to the Company is compatible with maintaining the independence of PricewaterhouseCoopers and concluded that the independence of PricewaterhouseCoopers is not compromised by the provision of such services.

In addition, the Audit Committee has adopted strict guidelines and procedures on the use of PricewaterhouseCoopers to provide any services, including advance Audit Committee approval of certain services. All non-audit work will not be contracted with PricewaterhouseCoopers other than specific audit-related, tax, and due diligence services that have been approved in advance by the Audit Committee or which the Audit Committee has preapproved by means of its preapproval policy, adopted in February 2008. All engagements with PricewaterhouseCoopers are approved at regularly scheduled meetings of the Committee or pursuant to the preapproval policy. The Chair of the Committee may approve any engagement request outside of the regular approval process, with confirmation by the full Committee at its next scheduled meeting.

Audit Committee

Thomas O. Ryder (Chair)

L. Kevin Cox

Kenneth T. Stevens

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis provided below with the Company’s management. Based on this review, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Kenneth T. Stevens, Chairman

L. Kevin Cox

Robert Samuelson

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Objectives

Our compensation programs aim to attract and retain talented and experienced executives and to offer performance-based incentives that promote stockholder value. The programs focus on short and long-term financial goals as well as our strategic objectives. The compensation philosophy is characterized by the following principal objectives.

•	Pay for performance

We believe that the best way to motivate executives and sustain high levels of performance is by tying a substantial portion of their compensation to the achievement of corporate financial and strategic objectives, and reward executives to the extent these objectives are achieved. We believe that objectives should be clear and measurable, and focused on short and long-term goals aligned with stockholder expectations. Employees at higher levels in the organization will have more pay at risk.

•	Provide compensation programs that are competitive with market practice

We seek to establish compensation plans, levels and practices that are competitive with companies similar in financial size and performance to Virgin Mobile, and with companies that we compete with for executive talent. Consistent with market practices, our program includes a mix of compensation elements including; base pay, annual incentives and long-term incentives. This competitive pay structure enables us to attract and retain executives.

•	Align long-term interests of executives and stockholders

We believe that the interests of our stockholders and executives should be aligned by ensuring that a substantial portion of the executive officer’s compensation is directly determined by growth in our share price and earnings per share growth. To this end, we provide long-term incentives to executives to increase stockholder value and provide executives with an opportunity to share in the value they create. It is also important to maintain a level of unvested value in long-term incentives for each executive in order to retain and motivate our executives.

Market Data and Peer Group

Annually we benchmark each position, including those of our executive officers, to market data. In this exercise, we compare each component of compensation, including base salary, total cash (which is the sum of base salary and annual bonus target) and long-term incentives, to industry comparables. Given our business model as a Mobile Virtual Network Operator (MVNO), it is difficult to find a stable group of peer companies with comparable business models within the same industry to provide accurate benchmarks. Moreover, we compete for talented employees and executives across a number of industries, including the telecom, high-tech, entertainment and media sectors. We therefore have historically used two national surveys with companies of comparable annual revenue ($1-$3 billion) in related and general industries, and the resulting survey group comprised of approximately 200 plus companies.

Given the broad group of companies from these surveys, and our challenges in identifying an appropriate specific peer group, in November 2007, the compensation committee of our Board of Directors engaged the services of Towers Perrin to recommend an approach for selecting a peer group for our executive officers with the purpose of identifying companies with similar financial performance and companies from which we draw talent. The new peer group is designed to be comprised of companies with similar growth to our own and whose success is based on the leverage created by human capital rather than the management of financial assets. The resulting peer group for executive officers is based on a mix of general industry and high tech companies that meet the following criteria: (1) the company is public, (2) annual revenues are within the $1-$3 billion range, (3) EBITDA/employee ratio is greater than $25,000, (4) revenue/asset ratio is greater than 25%, and (5) 1, 3, and 5 year revenue growth (CAGR) is greater than 5%. The list of companies in the resulting peer group may change marginally from year to year depending on what companies are in the surveys we are using and which companies meet the criterion. For 2008, the peer group is comprised of sixty-five companies, with 31 general industry companies from a Towers Perrin survey and 34 high tech and telecommunications companies from a Radford survey as follows:

HIGH TECH PEER GROUP	GENERAL INDUSTRY PEER GROUP
ADOBE SYSTEMS	ADVANCED MEDICAL OPTICS
ALLIANCE DATA SYSTEMS	ALLERGAN
ALTERA	ALLIANT TECHSYSTEMS
AMDOCS—US	CAMERON INTERNATIONAL
APPLERA	CARPENTER TECHNOLOGY
AUTODESK	CEPHALON
BEA SYSTEMS	CHEMTURA
BIO-RAD LABORATORIES	COVANCE
BUSINESS OBJECTS	CYTEC
CADENCE DESIGN SYSTEMS	EQUIFAX
CERNER	GARTNER
CITRIX SYSTEMS	GENZYME
CYPRESS SEMICONDUCTOR	GILEAD SCIENCES
DRS TECHNOLOGIES	HARMAN INTERNATIONAL INDUSTRIES
EXPEDIA	HARSCO
FAIRCHILD SEMICONDUCTOR	HERMAN MILLER
HUGHES NETWORK SYSTEMS	IDEX
INTERNATIONAL GAME TECH	IMS HEALTH
INTUIT	KING PHARMACEUTICALS
JUNIPER NETWORKS	MARTIN MARIETTA MATERIALS
KLA-TENCOR	MEREDITH
LAM RESEARCH	MILLIPORE
LOGITECH	MSC INDUSTRIAL DIRECT
MARVELL	NALCO
MAXIM INTEGRATED PRODUCTS	ROCKWELL COLLINS
MCAFEE	SCOTTS MIRACLE-GRO
MEMC ELECTRONIC MATERIALS	THOMAS & BETTS
MONSTER WORLDWIDE	UNITED STATES CELLULAR
NETWORK APPLIANCE	VULCAN MATERIALS
NOVELLUS SYSTEMS	WATSON PHARMACEUTICALS
ON SEMICONDUCTOR	W.R. GRACE
RESEARCH IN MOTION
SPANSION
ST JUDE MEDICAL—CRMD

In December 2007, the compensation committee reviewed data from the resulting peer group when making compensation decisions with respect to our executive officers and directors. The compensation committee also considered the role and experience of each executive officer compared to the benchmark position in order to weigh each executive officer’s responsibilities against the market. If an executive officer was determined to be playing a lesser or greater role than implied by the benchmark, that officer’s compensation target was reduced or increased accordingly. The compensation committee also reviewed the individual performance of each executive officer against the prior year’s objectives and target leadership competencies. In its review, the compensation committee took into account position to market, relative weighing of role and individual performance before making any adjustment to an executive officer’s base salary or annual incentive target.

We generally target each executive’s base pay and total cash compensation at the peer group median, and total direct compensation (including all cash compensation and long-term incentive awards), within the third quartile of the market. The compensation committee then adjusts individual awards taking such factors as the expected role, experience, performance and leadership of the executive officer into account.

Role of the Compensation Committee

The compensation committee assists the Board of Directors by appropriately and effectively using compensation and benefits to align the Company’s executive officers’ financial interests with those of the stockholders, in order to achieve the Company’s vision and goals.

Upon completion of the Company’s initial public offering in October 2007, the Board appointed two independent directors to the compensation committee. The newly composed committee reviewed its role and charter at its first meeting.

The general responsibilities of the compensation committee are oversight of compensation for the CEO, firm compensation (including perquisites, benefits and retirement plans) philosophy, incentive compensation plans and pension plans. In addition, the compensation committee is responsible for review and approval of the evaluation process and compensation of the Company’s executive officers. The compensation committee also coordinates communication regarding these issues with the full Board and, as appropriate, with stockholders and regulators.

The following functions are the common recurring activities of the compensation committee in carrying out its responsibilities. These functions should serve as a guide with the understanding that the compensation committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The compensation committee also carries out other responsibilities and duties as may be delegated to it by the Board from time to time.

In discharging its oversight role, the compensation committee is empowered to study or investigate any matter of interest or concern that it deems appropriate and it has the sole authority to retain outside counsel or other experts for this purpose, including the authority to approve the fees payable to such counsel or experts and any other terms of retention. The functions of the compensation committee are as follows:

•

To review and approve the corporate goals and objectives relevant to CEO compensation (salary, bonus, equity based grants, and any other long-term cash compensation) annually; evaluate the CEO’s performance in light of those goals and objectives; and determine the CEO’s compensation level based on this evaluation. The CEO may not be present during voting or deliberations of the compensation committee relating to CEO compensation.

•	To assist the Board in developing and evaluating potential candidates for executive positions, including the CEO, and to oversee the development of executive succession plans.

•

To establish and regularly review a total compensation philosophy and policy which fairly rewards employees for performance and which effectively attracts and retains the resources necessary to successfully lead, manage and operate the Company.

•	To review and approve the composition of the relevant peer group(s) of the Company for purposes of competitive analysis of compensation.

•	To review, amend (if needed) and approve the CEO’s recommendations for salary and incentive compensation actions for executive officers, and other executives as appropriate.

•

To approve and administer cash incentive and deferred compensation plans for executives (including any modifications to such plans), and provide annual oversight of performance objectives and funding for the executive incentive plans.

•	To oversee and approve all compensation programs involving the use of Company equity (equity incentive compensation and other stock-based plans).

•	To set the appropriate design parameters within those allowable by the Company’s stockholder approved equity plan.

•

To the extent required by applicable regulations, to review and discuss with management the Company’s compensation discussion and analysis (CD&A) and to recommend to the Board that the CD&A be included in the Company’s annual report and proxy statement.

•	To establish and periodically review any stock ownership guidelines for the directors and officers of the Company that the compensation committee determines to be appropriate.

•	To review and approve employment agreements, severance agreements, change-in-control agreements, and benefits and perquisites for executive officers.

•	To recommend to the Board of Directors the appropriate level and form of director compensation and directors’ and officers’ indemnification and insurance matters.

•

To have the authority to retain independent consultants, counsel and other advisors. The compensation committee has sole authority to approve related fees and retention terms for, and terminating the services of, such advisors.

In 2007, the compensation committee retained the services of Towers Perrin to provide guidance on incentive plan design, specifically on the Company’s annual, mid-term and long-term incentive plans. Towers Perrin also provided market survey data for our executive officers and other employees as requested. The compensation committee regularly reviews the consulting services it requires and the independence of the consultants, and retains the discretion to terminate the services of Towers Perrin.

From time to time, we also engage Towers Perrin to assist us with projects which are unrelated to executive compensation. Towers Perrin has advised us since 2004, and we intend to continue our relationship with Towers Perrin in 2008.

Elements of Compensation

We review base salaries and annual incentive targets for executive officers on an annual basis. The compensation committee primarily considers four factors when establishing or adjusting base salaries:

•	market survey data from our peer companies;

•	the role of the named executive at the Company, compared to the benchmark job;

•	individual performance, as measured against annual objectives; and

•	the base salaries of other executives for the purpose of internal equity.

The compensation committee’s assessment of individual performance and value to the Company, including that of our executive officers, is based on:

•	past performance by an employee in a particular role (as measured by business outcomes, achievement of targets, delivery of key metrics and accomplishment of critical goals);

•	job-related knowledge (as demonstrated by technical proficiency, grounded in a clear understanding of our business); and

•

leadership (demonstrated by leading by example, commitment, working seamlessly across functions and levels, accountability to customers and the Company, innovation and an ability to motivate and inspire).

The compensation committee applies such analysis in all instances in determining all facets of employee compensation (including that of key executive officers), whether salary or incentive-related.

Each of the elements of compensation described in this section applies to all eligible employees, including our named executive officers.

Base Salary and Individual Annual Incentive Targets. Executive responsibilities, training, experience and market data from our peer companies along with market demand, determine the base salary and annual incentive targets for our executives. As with total compensation, we aim to pay our executives salaries that are competitive with those of their peers with similar responsibilities at companies as defined by our peer group. We believe that providing a competitive base salary and annual incentive target allows us to attract and retain talented executives. The compensation committee reviews the base salary and annual incentive targets for executives at least annually and adjusts them from time to time to reflect market levels as well as individual responsibilities, performance and experience.

Total target cash compensation levels for executive officers have historically been below market median levels due to the Company’s ability to attract and retain executives by offering a greater portion of pay at risk through long-term incentives. As the Company has increased in size and profitability, the jobs of executive officers have expanded in responsibility and scope; however, the base salary and annual incentive targets for these executive officers, particularly those with longer service, have historically not been adjusted to reflect changes in their roles. The compensation committee reviewed the market position of each executive officer and determined that in aggregate the Company was paying significantly below the market median for total target cash compensation, and further determined that this approach to compensation was placing the Company at risk of losing key talent at a critical time. In 2007, the compensation committee agreed that cash compensation levels for each executive officer would be carefully reviewed, and pay would be adjusted upward toward market median levels taking into account performance against objectives and changes in overall job responsibilities.

In February 2007, each executive officer was eligible for a performance-based salary increase consistent with the annual performance review process across the Company. To this end, each executive officer received a base salary adjustment effective February 1, 2007, and some executive officers received an annual incentive target adjustments effective January 1, 2007, as indicated below. Mr. Schulman’s cash compensation has historically been below the median market level due to the emphasis the Company has placed on long-term incentives. The compensation committee discussed the importance of bringing both the cash and long-term incentive pay components for Mr. Schulman in-line with market practice, and as a result they approved a 19% increase to Mr. Schulman’s base salary effective February 1, 2007. Similarly, Mr. Lurie’s cash compensation has been below the median market level, and the compensation committee approved a 15% increase to base salary and an annual incentive target change from 45% to 55%. This compensation change for Mr. Lurie also reflects an increase in his responsibilities over time as General Counsel. Mr. Feehan received a base salary adjustment of 27% and an annual incentive target change from 45% to 60%. This change reflects significant growth in his new role as Chief Financial Officer and his demonstrated performance and leadership. Mr. Messenger received a 4.2% increase to base salary and an annual incentive target change from 45% to 55%; these changes reflect his significant contributions in 2007 and performance against objectives. Mr. Handler and Mr. Marchbank each received a 4% increase to base salary reflecting their ongoing consistent and effective performance.

In December 2007, the compensation committee decided to review the cash compensation levels of executive officers using the updated market data from the Company’s new peer group. In general, the data showed that the current target total cash compensation levels for certain executive officers were still significantly below the market median of our peer companies. After concluding its review in January 2008, the compensation committee agreed that further action was necessary to retain certain executives, and although some of the increases would be significant, they were necessary to bring the compensation levels in line with the market. Specifically, the compensation committee approved a base salary increase for Mr. Schulman effective January 1, 2008, increasing Mr. Schulman’s base salary from $600,000 to $750,000 per year. However, Mr. Schulman declined this increase effective February 15, 2008 in recognition of the Company’s failure to achieve its 2007 performance targets and lowered expectations for 2008. The compensation committee also approved increases to base salary and annual incentive targets (as shown in the following chart) for Mr. Feehan, Mr. Lurie,

Mr. Marchbank and Mr. Messenger effective January 1, 2008. These changes reflect each executive’s demonstrated performance in completing the initial public offering of the Company, and their added responsibilities in managing a public company. These changes bring the total target cash compensation levels for Mr. Feehan, Mr. Marchbank and Mr. Messenger close to market median levels at 99%, 92% and 99% of median respectively. Due to Mr. Lurie’s additional responsibilities in managing the tax department, Mr. Lurie’s total target compensation is above the market median level at 124% of median. Mr. Handler did not receive an adjustment to base salary or annual incentive target due to his scheduled departure from the company, effective March 31, 2008.

Cash Compensation

Data show in Thousands	Cash Compensation effective December 31, 2006			Cash Compensation effective February 1, 2007					Cash Compensation effective January 1, 2008					Market Survey Data
				(dollars in thousands)
Name	Base Salary	Bonus Target Percen- tage	Total Target Cash Compen- sation	Base Salary	Bonus Target Percen- tage		Total Target Cash Compen- sation	Total Cash Percentage Increase	Base Salary		Bonus Target Percen- tage	Total Target Cash Compen- sation	Total Cash Percentage Increase	2008 Base Salary as Percen- tage of Median Market Data	2008 Total Cash as Percen- tage of Median Market Data
Schulman, Daniel	$504.4	120%	$1,109.7	$600.0	120%		$1,320.0	19%	$600.0	(2)	120%	$1,320.0	0%	71%	75%
Feehan Jr., John	$260.0	45%	$377.0	$300.0	60	%(1)	$480.0	27%	$400.0		75%	$700.0	46%	96%	99%
Handler, Howard	$300.0	75%	$525.0	$312.0	75%		$546.0	4%	$312.0		75%	$546.0	0%	107%	126%
Lurie, Peter	$230.0	45%	$333.5	$265.0	55	%(1)	$410.8	23%	$375.0		75%	$656.3	60%	107%	124%
Marchbank, Jonathan H.	$350.0	75%	$612.5	$364.0	75%		$637.0	4%	$425.0		75%	$743.8	17%	89%	92%
Messenger, David R.J.	$265.0	45%	$384.3	$276.0	55	%(1)	$427.8	11%	$345.0		75%	$603.8	41%	96%	99%

(1)	Changes to individual annual incentive target levels under the 2007 Annual Incentive Plan were retroactive to January 1, 2007.

(2)	Reflects Mr. Schulman’s annual base salary as of February 15th, 2008, as described above.

Variable Cash Compensation Plans

All employees are eligible to receive variable cash compensation through either our Annual Incentive Plan or our Sales Incentive Plan. These plans offer employees incentives to work toward specific corporate performance targets. As discussed below, we base individual annual incentive targets under both incentive plans on the scope of an employee’s responsibilities as well as prior background, training and experience. We also consider compensation paid to individuals employed in similar positions in the companies represented in the compensation data we review. We believe that all employees should be rewarded for their contributions to our success. Executive officers participate in the Annual Incentive Plan along with other employees. Executive officers do not participate in the Sales Incentive Plan.

2007 Annual Incentive Plan. The Annual Incentive Plan is linked to business performance. The size of the annual incentive pool depends on two metrics: (1) lifetime value, which is a measure of longer- term growth based on average revenue per user, cash cost per user, churn, gross additions, and cost per gross addition; and (2) EBITDA, as adjusted and defined in the Annual Incentive Plan, which reflects short-term financial performance. Under the 2007 Annual Incentive Plan, the Company used Consolidated Adjusted EBITDA (defined as earnings before interest, tax, depreciation, amortization and non-cash compensation expense), then applied certain adjustments for one-time variable costs as deemed by the compensation committee, in its discretion, to be applicable. The target, threshold and maximum levels for lifetime value and EBITDA are established annually based on the Board-approved business plan.

Each year the compensation committee reviews the applicable metrics and their relative weight in determining the size of the annual incentive pool. The weight the compensation committee affords the lifetime value and EBITDA metrics in our annual incentive plans has changed each year since our inception, based on the developing interests of our business and the overall interests of our stockholders. In earlier years, our primary focus was growing our business, including our customer base. Consequently, the lifetime-value metric (being a measure of longer-term growth, revenue and profits) constituted a greater percentage of our annual incentive plans. In the last several years, our corporate focus has shifted to balance growth with becoming profitable and sustained performance over the long-term. With this shift in focus, the compensation committee has placed greater emphasis on EBITDA, and in 2007, both lifetime value and EBITDA were weighted equally at 50%.

Under the 2007 Annual Incentive Plan, the compensation committee set average revenue per user, cash cost per user, churn, gross additions and cost per gross addition targets of $23.65, $14.41, 4.73%, 3,387,000 and $124.48, respectively, and these target levels result a lifetime value target of approximately $240 million. Our 2007 target for EBITDA (as adjusted for purposes of the Annual Incentive Plan) was $150.2 million.

In September 2007, the compensation committee amended the 2007 Annual Incentive Plan and 2005 Debt Bonus Plan to provide additional compensation to eligible employees, including executive officers, for performance during 2007. These amendments were made in recognition of their efforts in preparing for the initial public offering of the Company and the related transactions, and to recognize our year-on-year growth. Specifically, the compensation committee approved a one-time increase in payments under the 2007 Annual Incentive Plan and 2005 Debt Bonus Plan (described below) for performance during 2007 equal to 25% of the target payment amount under each plan. This one-time increase was applied after the payout has been calculated based on performance against lifetime value and EBITDA-related targets. The compensation committee also approved changes to the lifetime value and EBITDA threshold levels under the 2007 Annual Incentive Plan and 2005 Debt Bonus Plan, while the related target and maximum payout levels remain unchanged. Specifically, the threshold level for lifetime value was reduced by 1% and the threshold level for EBITDA was reduced by 15% as follows:

($) Millions	Threshold established February 2007	Threshold revised September 2007	Target	Maximum
Lifetime Value	180.0	178.6	240.0	300.0
EBITDA	112.7	95.0	150.2	187.8
Bonus Payout Percentage	50%	50%	100%	150%

Actual 2007 results (as adjusted for purposes of the Annual Incentive Plan) for average revenue per user, cash cost per user, churn, gross additions and cost per gross addition were $21.14, $12.82, 4.9%, 3,384,000, $107.66 respectively, and these figures result in the lifetime value of $210.50 million. Adjusted EBITDA (as adjusted for purposes of the Annual Incentive Plan) in 2007 was $107.0 million. Based on these results, and applying the respective weighting of 50% for each component, and further applying the 25% adjustment, the resulting payout under the plan was at 94% of target.

All executive officers participate in the Annual Incentive Plan, and the payout for executive officers in respect of 2007 performance is entirely based on Company performance results relative to target, with no adjustment for individual performance. Therefore, the respective payouts under the 2007 Annual Incentive Plan and 2005 Debt Bonus Plan for each executive officer was at 94% of target as shown in the Summary Compensation Table that follows this section.

2008 Annual Incentive Plan

The key objectives for the 2008 Annual Incentive Plan are to align annual incentive metrics with stockholder expectations, improve “line of sight” so employees can see how their contributions impact business results and provide incentives for management to balance profitability and growth. Working with Towers Perrin, the compensation committee engaged in a comprehensive review of the annual incentive plan design, and based on this review and the objectives described above agreed to make the following changes for the 2008 Annual Incentive Plan:

Performance Cycles. To ensure that financial targets under the Annual Incentive Plan are aligned to stockholder expectations, the compensation committee established two performance cycles for 2008: (1) January through June 2008 performance with payout in September 2008 and (2) July through December 2008 performance with payout in February 2009.

Company Metrics and Weighting. The compensation committee agreed that EBITDA (as adjusted and defined in the 2008 Annual Incentive Plan) is still a critical metric and measure of profitability, and accordingly decided to retain this metric with its current relative weighting of 50% under the plan. The 2008 maximum and threshold levels for EBITDA are set at plus or minus 25%, respectively, of the targeted level in the Board-approved business plan. The compensation committee decided to replace lifetime value with metrics that are more visible to stockholders, and therefore decided that Net Service Revenue and Net Customer Adds would be more appropriate metrics. Each of these metrics has a relative weighting of 25% under the Annual Incentive Plan. The maximum and threshold levels for Net Service Revenue will be set within a 15% variation of the targeted level, with levels for Net Adds are set at plus or minus 150,000 of the targeted level. The resulting individual payout range under the plan remains unchanged at 50% of target (threshold performance level) up to 150% of target (maximum performance level). For purposes of the 2008 Annual Incentive Plan, midpoint targets (upon realization of which 100% payout is achieved) for the year ended December 31, 2008 were set at $122.0 million for Adjusted EBITDA and $1.25 billion for Service Revenue. Operational targets under the plan, such as net customer adds and department goals, are also reviewed by the compensation committee on an annual basis. These targets are used by the compensation committee for compensation purposes only and should not be used for any other purpose. Based on our experience and assessment of current market conditions, we believe that such operational targets for our named executive officers are reasonable, although neither automatically nor easily achieved.

The 2008 annual incentive payout for executive officers will continue to be entirely based on Company performance against objectives as described above.

Individual Metrics and Weighting. To improve the pay for performance link, employees below the executive officer level have a department and individual component to their annual incentives. Each department and individual will be evaluated against specific measurable financial objectives that will tie to the Company’s overall financial targets.

Long-Term Incentives. We believe that in order to attract, motivate and retain executive officers and other key employees, we must provide a market-competitive level of long-term incentives and link those incentives to a regular review of performance. Therefore, the Company awards long-term incentive grants annually. This annual award process also helps the Company to retain these individuals by maintaining the right balance between vested and unvested long-term incentive grants. Grants to executive officers are generally in the form of restricted stock units and stock options and are targeted to be in the third quartile of the market for such incentives. The compensation committee considers position to market, relative weighting of role, vested and unvested value of existing grants and individual performance before making any long-term incentive grant. The actual value of any such grants upon exercise is solely based on the potential increase in value of our shares over time.

In order to align the interests of executive officers and stockholders, the Company uses two forms of performance-based long-term incentives: (1) performance-based cash incentives and (2) equity-based incentives (including awards such as non-qualified stock options, restricted stock units, restricted stock and performance based restricted stock units).

Performance-based Cash Incentives

2005 Debt Bonus Plan. In July 2005, we incurred debt, which was used to retire all preexisting debt and return all capital contributions to the members at that time. In connection with that transaction, we implemented a bonus compensation plan for certain employees to reward them for their efforts in growing the business to a level that enabled us to return all capital contributions to members, to provide incentives to reach future goals over the succeeding three years, to ensure we were able to retain these key employees over this period and to reward loyalty for employees who remained with the Company. The Debt Bonus Plan was offered to key employees as of July 2005, and we consider it an important part of our overall compensation objectives for the 2005-2008 period, as it complements our core compensation plans (base salary, annual bonus and long-term incentives) by providing targeted additional incentives for performance and by improving our ability to retain these key employees in an increasingly competitive labor market.

Individual awards under the Debt Bonus Plan are cash awards based on the number of options outstanding at the time of the transaction, length of service, individual performance and contributions to us. Employees received the award in four parts: an initial payment in July 2005 and three additional annual payments subject to the same performance metrics and payment dates of the Annual Incentive Plan. Generally, longer-tenured employees received a greater portion of the bonus payable in 2005 than more recently hired employees. We have already paid three of the four payments: the initial payment was paid in 2005 and two payments for the performance periods of 2005 and 2006 were paid in 2006 and 2007. The final payment was also contingent on performance against the same metrics included in the Annual Incentive Plan in 2007, and was paid out at 94% of target in February 2008. Award amounts were not adjusted for individual performance and are listed in the Summary Compensation Table that follows this section.

Mid-Term Incentive Plan. In November 2007, the compensation committee reviewed each executive officer’s aggregate cumulative long-term incentives value and in particular the level of vested and unvested intrinsic value accrued to each executive. In aggregate, the current position of long-term incentives fell below typical levels compared to market and was lower than our compensation strategy targets. This is due in part to historical grant patterns whereby grants were not awarded on an annual, regular basis, and grants awarded to executive officers were on the lower end of the market range due to the limited number of Company shares available for grant. To address retention concerns as the result of limited historical long-term incentives, and to provide incentives for executives to meet short to mid-term financial goals, the compensation committee decided that a mid-term cash incentive plan would be appropriate to address these concerns. The compensation committee considered traditional long-term incentives such as restricted stock units or stock options, but given the limited pool of Company shares available for grant, decided that a cash-based plan would be appropriate.

The compensation committee engaged the services of Towers Perrin to help design the plan and determine the appropriate level of incentives. Towers Perrin suggested that award amounts similar to the annual bonus target on an annual basis would be appropriate to retain executives through the next three years until the value of equity-based long-term incentives reached the desired market level. The compensation committee reviewed a three-year total compensation summary for each executive showing the projected value of incentives from 2008-2010 and decided that the targeted level of incentives under the mid-term plan should be near 80% of the 2008 annual incentive target amount for all executives. To this end, the compensation committee established individual mid-term plan targets as follows:

Name	2008 Mid-term Plan target	Mid-term Target as Percent of Annual Incentive Target Amount
Schulman, Daniel	$700,000	78	%(1)
Feehan Jr., John	$240,000	80%
Lurie, Peter	$225,000	80%
Marchbank, Jonathan H.	$250,000	78%
Messenger, David R.J.	$210,000	81%
Handler, Howard	$0	0	%(2)

(1)	Mr. Schulman’s mid-term target was calculated as if he had accepted the base salary increase to $750,000, which would have brought his annual incentive plan target to $900,000.

(2)	Mr. Handler did not participate in the Mid-Term Incentive plan due to his planned departure from the company, effective March 31, 2008.

Towers Perrin also suggested that the awards be based on Company performance metrics that provide incentives to balance growth and profitability, and the compensation committee determined that the two most appropriate metrics to meet this objective would be EBITDA and Service Revenue. The 2008 maximum and threshold levels for EBITDA are set within a 25% deviation of the targeted level in the Company’s Board-approved business plan. The maximum and threshold levels for Net Service Revenue are set within a 15% variation of the targeted level. For purposes of the Mid-Term Incentive Plan, midpoint targets for the year ended December 31, 2008 were set at $122.0 million for Adjusted EBITDA and $1.25 billion for Service Revenue. These targets are used by the compensation committee for compensation purposes only and should not be used for any other purpose. Based on our experience and assessment of current market conditions, we believe that these targets for our named executive officers are reasonable, although neither automatically nor easily achieved. Each executive’s mid-term incentive target and corresponding payout are based on 2008 EBITDA and Service Revenue results, and an executive would be eligible to receive half of the payout in February 2009 and half in August 2009.

The compensation committee intends to renew this plan for the performance year 2009, with any payout under the plan in 2010; however, the compensation committee in its sole discretion reserves the right to terminate or amend any part of the mid-term plan.

Equity-Based Incentives

In 2007, the Company provided equity-based incentives in the form of restricted stock, restricted stock units and non-qualified stock options to executive officers. The Company relies on a mix of equity-based incentives to promote stockholder growth and to align the interests of stockholders and executive officers. The compensation committee considered individual performance, executive retention, market data targeting the 62.5 percentile of peer companies, the unvested and outstanding equity position of each executive and other factors to determine the size and types of awards for each executive officer.

Grants to the CEO. Effective February 14, 2007, in accordance with the then-terms of the Mr. Schulman’s employment contract, Mr. Schulman was granted 85,358 restricted shares (with 100% of such restricted shares vesting on August 1, 2009, subject to Mr. Schulman’s continued employment through such date). The restricted shares are subject to accelerated vesting in the event certain performance targets are met as follows:

•

2006 Acceleration Opportunity. 30% of the restricted shares would have become vested if our 2006 performance conditions were met. The 2006 performance condition was not met and all restricted shares remain unvested at this time.

•

2007 Acceleration Opportunity. 45% of the restricted shares would have become vested as of December 31, 2007 if our Consolidated Adjusted EBITDA (as defined in Mr. Schulman’s employment agreement) for 2007 was at least 10% greater than our 2007 target. The 2007 performance condition was not met and all restricted shares remain unvested at this time.

•	2008 Acceleration Opportunity. 25% of the restricted shares will become vested as of December 31, 2008 if our Consolidated Adjusted EBITDA for 2008 is at least 10% greater than our 2008 target.

In May 2007, the compensation committee engaged in a comprehensive review of the equity position for Mr. Schulman given the importance of retaining our chief executive officer and the position of his long-term incentive portfolio, at which time 90% of the value of his long-term incentives was vested. This position was due in part to the fact that after Mr. Schulman received an initial stock option grant to purchase 1,066,973 shares, he did not receive any equity awards from 2003 through 2006. Given this equity position and the desire to retain Mr. Schulman, on May 23, 2007, the compensation committee awarded Mr. Schulman a further long-term incentive grant taking into account the targeted annual market value of long-term incentives to CEOs in our peer group. Mr. Schulman was granted 266,743 restricted shares, with 50% vesting on the second anniversary of the grant date and 50% vesting on the third anniversary of the grant date (in either case, subject to Mr. Schulman’s continued employment through such date).

Grants to other Executive Officers. In May 2007, each executive officer received restricted stock awards with a targeted value equal to one-half of the annual long-term incentive market data at median. The compensation committee used restricted stock as the form of incentive to align the interests of executives with stockholders. Historically, all grants to executive officers have been in the form of non-qualified stock options or stock appreciation rights. Since these new grants were in the form of restricted stock , these grants would give them an ownership stake in the Company. These restricted stock grants were effective May 23, 2007 with vesting of 25% per year from the date of grant. A summary of awards made to executive officers is shown in the “Grants of Plan-Based Awards” table.

2007 Omnibus Incentive Plan. In October 2007, the compensation committee established the 2007 Omnibus Incentive Plan (2007 Plan) to provide a variety of equity-based incentives that could be used as necessary to attract and retain executives. Under the plan, executive officers are eligible to receive stock options, restricted stock, performance shares, stock appreciation rights, common stock, performance units, or cash based awards as determined by the compensation committee. Following the initial public offering, the 2007 Plan became the only plan under which long-term incentive awards could be granted. Grants made to executive officers prior to the initial public offering under prior plans (including the 2002 Unit Option Plan and Unit Option Agreements, the 2006 Stock Appreciation Rights Plan and 2007 Restricted Stock Unit Plan) were converted into grants under the 2007 Plan. However, the original terms and conditions relating to these pre-IPO grants, including the provisions for vesting, termination of employment and expiration, did not change.

The second-half of the targeted long-term incentive value was granted upon the initial public offering of the Company. The compensation committee determined that non-qualified stock options would provide an appropriate balance to the prior grants of restricted stock in May 2007. These grants have a six-year term and will vest 25% annually based on an initial grant date of July 1, 2007. A summary of awards made to executive officers is shown in the “Grants of Plan-Based Awards” table.

In order to retain executive officers over the next two years, the compensation committee approved a special retention equity grant in recognition of their performance in continuing the Company’s growth in 2007 and in successfully completing the Company’s initial public offering and related transactions. The grants were made in October 2007 in restricted stock units and will vest in equal parts on the first and second anniversaries of the grant date. The target value of these awards was $450,000 for each executive officer and that value was divided by the IPO offering price of $15.00 to determine the number of restricted stock units (30,000) granted to each executive officer. A summary of awards made to executive officer is shown in the “Grants of Plan Based Awards” table.

2008-2012 Option Liquidity Facility. In the event the Company did not successfully complete an initial public offering in 2007, the Company had established a plan (“2008-2012 Option Liquidity Facility”) to provide liquidity for vested options in the event the Company met certain performance targets. Consequently, upon completion of our initial public offering in October 2007, the 2008-2012 Option Liquidity Facility was cancelled and was never utilized.

Stock Grant Policy. The compensation committee approves all grants for direct reports of the CEO or named executive officers, grants with a fair market value above $250,000, and grants with vesting periods of less than four years. The compensation committee delegates authority to the CEO to approve grants that do not meet the criteria described above, provided that (i) the maximum aggregate fair market value of grants approved by the CEO in any quarter will not exceed $1 million without review and approval by the compensation committee, and (ii) a summary of all grants approved by the CEO will be provided to the compensation committee on a quarterly basis.

The exercise price of all stock options will be equal to the fair market value of the Company’s stock on the date of the grant (determined based on the NYSE closing price of the Company’s stock on the date of the grant). Our general policy is to grant awards of stock options or restricted stock units (RSUs) annually either (i) during the trading windows established by the Company pursuant to the Policies and Procedures for Trading in Securities of Virgin Mobile USA, Inc. by Directors, Executive Officers and Access Employees or (ii) at

compensation committee meetings held in connection with new hires or promotions. Grants made in connection with new hires or promotions will be effective on the first business day of the month directly succeeding the month of hire or promotion, with the exercise price being equal to the fair market value of the Company’s stock on the date of the grant as described above.

Compensation and Employment Agreement of the CEO

In January 2008, Mr. Schulman and the compensation committee entered into discussions regarding Mr. Schulman’s employment agreement. The compensation committee agreed that given the critical stage of the business and his contributions, it was important to review the terms of Mr. Schulman’s employment agreement well in advance of the expiration of his agreement in August 2008. The compensation committee also discussed the value in retaining Mr. Schulman and in providing appropriate incentives for him to increase stockholder value. The compensation committee believes that Mr. Schulman’s knowledge of the business and high credibility internally and externally will enable him to guide the company in achieving its business plan. Any disruption to the business at this time would provide a significant risk to the company. The compensation committee therefore engaged in a comprehensive review of Mr. Schulman’s employment agreement, and asked Towers Perrin for guidance on specific elements of Mr. Schulman’s employment agreement in his role as the CEO.

Together with Towers Perrin, the compensation committee reviewed three main areas of Mr. Schulman’s employment agreement: (1) cash compensation, (2) long-term incentives, and (3) employment termination provisions. The compensation committee asked Towers Perrin to comment on the market practice for each area, including a comparison of Mr. Schulman’s current pay to the market levels from the new peer group for cash and long-term incentive components of pay.

Cash Compensation. As described above, the total target cash compensation levels for all executive officers, including Mr. Schulman, have been significantly below the market. The compensation committee reviewed the market data showing Mr. Schulman’s total target cash compensation position at 75% of the targeted market level, using the 50th percentile of the peer group data, and recommended increasing Mr. Schulman’s base salary from $600,000 to $750,000. This increase became effective January 1, 2008; however, Mr. Schulman waived this increase in salary for 2008 on February 15, 2008. The compensation committee agreed in relation to the terms of the new employment agreement that it would be appropriate to use the higher base salary of $750,000 for any benefits and payments under the agreement, including severance but excluding the 2008 annual bonus.

Long-term Incentives. The compensation committee continues to believe that Mr. Schulman’s compensation should be more heavily weighted towards driving stockholder value and long term performance, and therefore that more of his compensation should be placed at risk through long-term incentives. As described above, the compensation committee was increasingly concerned about the position of Mr. Schulman’s long term incentives. Given that Mr. Schulman received an initial stock option grant that is now completely vested, he did not receive any equity grants from 2003 through 2006, and his restricted stock grants from 2007 do not provide significant unvested value compared to market levels, the compensation committee decided that action was necessary in the area of long-term incentives for Mr. Schulman. The compensation committee stressed the importance of continuing to provide an annual long-term incentive grant to Mr. Schulman to increase the value of unvested equity. Together with Towers Perrin, the compensation committee reviewed the annual long-term incentive market data from the peer group showing the targeted annual grant value in the range of $2.8 million at the 50th percentile to $4.6 million at the 75th percentile. The compensation committee discussed delivering a grant with a targeted value slightly at the 50th percentile of the market, and agreed to a targeted value of $2.8 million. This value was then divided by the opening price ($7.00 per share) on February 13, 2008, the date of the compensation committee meeting, to determine the number of restricted stock units (400,000) subject to the long-term incentive award.

The compensation committee discussed the importance of aligning Mr. Schulman’s interests with those of our stockholders and decided to establish certain performance conditions for vesting. The compensation committee identified “Earnings Per Share” as the appropriate metric to measure stockholder value over time, and accordingly established the vesting at one-third of the restricted stock units per year from date of grant subject to the “Earnings Per Share Performance Criteria” described below:

•	First year: One-third of the restricted stock units will vest if the threshold level of 2008 earnings per share is met; no vesting will occur if the target level is not achieved.

•	Second year: One-third of the restricted stock units will vest if the threshold level of 2009 earnings per share is met; no vesting will occur if the target level is not achieved.

•

If the threshold in the first year was not met, first year restricted stock units will vest if the cumulative earnings per share for the first and second years of the vesting period is at least equal to the cumulative threshold target.

•	Third year: One-third of the restricted stock units will vest if threshold level of 2010 earnings per share is met; no vesting if target not achieved.

•

If the thresholds in the first and/or second years of the vesting period were not reached, the first and/or second year restricted stock units will vest if the cumulative earnings per share for the first, second and third years of the vesting period is at least equal to the cumulative threshold target.

The compensation committee believes these goals to be aligned with the interests of stockholders and the interests of Mr. Schulman in attaining specific performance goals. Based on the Company’s experience, the compensation committee believes that these targets for our named executive officers are reasonable, although neither automatically nor easily achieved.

Termination of Employment. Upon reviewing the provisions for termination of employment, the compensation committee concluded that the terms in Mr. Schulman’s current agreement should be updated to reflect current market practice. In addition, prior provisions did not contemplate ongoing equity grants or cash incentives under the mid-term plan.

The chart on the following page summarizes the compensation and benefits to be provided in the event Mr. Schulman’s employment is terminated under certain circumstances. The compensation committee believes this reflects an updated view of the current market practices of the applicable peer group. Mr. Schulman will be entitled to receive the following compensation and benefits upon termination of employment for the reasons set forth below, after determining that he has complied with the non-compete and confidentiality terms of his employment agreement.

	Termination without Cause or for Good Reason, or Termination Due to Death or Disability(1) (No Change in Control)		Termination without cause or for Good Reason, or Termination Due to Death or Disability(1) (Change in Control)
Compensation Item	Prior Agreement	Agreement Effective January 1, 2008	Prior Agreement	Agreement Effective January 1, 2008
Cash Payment	One-times annual base salary and target bonus.	Two times annual base salary and target bonus.	One-times annual base salary and target bonus.	Two times annual base salary and target bonus.

Annual Bonus	Pro-rata payment based on number of months of completed service within performance cycle and actual Company performance for the performance cycle (payable when such bonus would have otherwise been paid if no termination occurred).	No change.	Pro-rata payment based on number of months of completed service within performance cycle.	No change.

Mid-Term Cash Plan	Not Applicable.	Pro-rata payment based on number of months of completed service within performance cycle and actual Company performance for the performance cycle (payable when such bonus would have otherwise been paid if no termination occurred).	Not Applicable.	Pro-rata payment based on number of months of completed service within performance cycle and actual Company performance for the performance cycle (payable when such bonus would have otherwise been paid if no termination occurred).

Vested Equity (including Stock Options)	6 months to exercise vested options.	24 months to exercise vested options subject to non-compete and claw-back provisions.	6 months to exercise vested options.	24 months to exercise vested options subject to non-compete and claw-back provisions

Unvested Equity (including Stock Options, Restricted Stock or Restricted Stock Units)

Options: Accelerated vesting of the portion that would have vested within 12 months following the date of termination.

RSUs: Accelerated vesting of 25% multiplied by the number of whole years plus one from contract begin date of August 1, 2005.

		Accelerated vesting of all equity grants from May 2007 onwards using 12-month look ahead ratable monthly vesting (as calculated from date of grant to date of termination).	100% accelerated vesting of all outstanding equity grants upon date of termination.

100% accelerated vesting of all equity grants from May 2007 onwards upon either six month anniversary of Change in Control (if Mr. Schulman is still employed by the Company on such date) or the date of termination of employment without cause or for Good Reason, or termination due to death or disability, if such termination occurs within 6 months prior to, or 6 months following, a Change in Control.

(1)	The specific definitions of “good reason”, “cause” and “change in control” can be found in Mr. Schulman’s employment agreement, filed as exhibit 10.19 to our Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 17, 2008.

In addition to the termination provisions described in the table on the preceding page, the agreement provides for a scenario in which the Board and Mr. Schulman mutually agree upon a succession plan (a mutually agreed-upon plan being adopted in good faith by two-thirds of the Board, excluding any employee directors, and consented to in writing by Mr. Schulman). There would be mutual agreement on a specific date for succession and implementation of a transition plan to ensure the full readiness and preparation of any incoming chief executive officer prior to Mr. Schulman’s departure. The compensation committee agreed that it would be necessary to provide incentives for Mr. Schulman to remain with the company during any such transition period and approved (1) a one-time cash payment of one times base salary and bonus (using the greater of $750,000, or base salary in place at the time of termination), (2) 100% accelerated vesting of all outstanding unvested equity grants from May 2007 onward upon date of termination, and (3) 24 months to exercise vested options, subject to non-compete and claw-back provisions, each in the event Mr. Schulman’s employment with us terminates in keeping with the terms of the Board of Directors-approved succession plan.

Tax Treatment under Section 280G of the Internal Revenue Code. Pursuant to Mr. Schulman’s employment agreement, in the event that payments and/or benefits Mr. Schulman receives as compensation in the event of a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code or to any interest or penalties related to the excise tax, we will pay a “Gross-Up Payment” equal to the lesser of (1) $5,000,000 or (2) the amount necessary to ensure that, after payment by the Mr. Schulman of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), he will retain payments equal to the excise tax imposed.

Other Executive Agreements

Effective July 3, 2007, Messrs. Marchbank, Feehan, Handler, Lurie and Messenger each entered into three-year employment agreements with Virgin Mobile USA, LLC, each of which have substantially the same terms and provisions (with variations related to each executive’s current base salary and position). Under these agreements, the current base salaries for these executives may not be reduced and the compensation committee will have full discretion over any future base salary increases.

In the event of termination of employment by the Company without cause or the executive’s resignation for good reason, the executive will be entitled to receive the following compensation and benefits (after determining that the executive has complied with the restrictive covenant terms of the employment agreement):

•	Cash payment equal to annual base salary;

•

Payment of 80% of any annual bonus and any remaining amounts payable under the debt bonus plan that would have been earned by the executive during the twelve months following the date of his termination of employment (calculated at target level performance); if any such termination occurs within twelve months of a change in control, the payment will equal 100% of the target annual bonus or debt bonus plan amount;

•	Payment of a pro rata portion of the actual bonus that the executive would have been entitled to receive for the year of termination; and

•

Accelerated vesting of any equity awards that otherwise would have become vested during the twelve-month period following the date of termination of employment; in the case of such a termination occurring within twelve months following a change of control, then 100% of the executive’s outstanding equity awards will become immediately vested.

For the purposes of each employment agreement, “cause” for termination includes: (1) willful misconduct or gross negligence with regard to us; (2) failure to follow direction of the board or the chief executive officer within five business days after written notice by the board or the chief executive officer that failure to follow such direction shall be grounds for termination; (3) failure to attempt in good faith to perform the executive’s duties (other than a result of incapacity due to physical or mental illness) within ten days after delivery of written demand for substantial performance by the board; (4) conviction of or plea of guilty or no contest to a misdemeanor involving fraud or theft or a felony; or (5) breach of the restrictive covenant provisions applicable to the executive which is not cured within fifteen business days after receipt of written notice.

Each of the employment agreements for Messrs. Marchbank, Feehan, Handler and Messenger defines “good reason” to include (1) any material adverse diminution in the executive’s duties or responsibilities such that they are materially inconsistent with the executive’s position; (2) failure of the company to pay compensation timely; and (3) the operating agreement being modified without the executive’s consent in a manner that materially adversely affects the executive’s duties, authority or other interests. In no case shall an event constitute “good reason” for resignation if we cure the event within 30 days after receipt of written notice of the event from the executive.

We will not provide tax “gross up” payments to these executives in the event the executive incurs a “golden parachute” excise tax under Section 280G of the Internal Revenue Code. However, the agreements provide that the payment of any potential “parachute payments” to the executive will be limited to 2.99 times the executive’s base amount as defined under Section 280G, unless the executive would otherwise be entitled to receive and retain, on a net after tax basis, a greater amount of total compensation without the imposition of the limitation on payments.

Additional Compensation Matters

Perquisites. Executive officers receive supplemental long-term disability insurance to cover up to 60% of base salary in the event of a disability that extends beyond six months. We pay disability policy premiums on executives’ behalf, and provide a gross-up to cover the tax associated with such premium payments. In 2007, we also offered a financial counseling benefit to executive officers.

401(k) Plan. We sponsor a defined contribution savings plan, or 401(k) Plan, whereby eligible employees may elect to contribute up to 100% of their compensation up to the annual limits established under Section 402(g) of the Internal Revenue Code (the “Code”) ($15,500 in 2007). We match 50% of employee contributions up to 6% of annual pay for employees who accrue 520 working hours within the plan year and who are employed by us on the last day of the plan year.

Tax Treatment under Section 409A of the Internal Revenue Code. Section 409A of the Code sets forth specific requirements pertaining to nonqualified deferred compensation arrangements. Deferred compensation arrangements that do not meet these requirements are generally taxable to the employee (or other service provider), and are also generally subject to a 20% penalty tax plus interest, payable by the employee. We have structured our executive compensation programs in a manner that is intended to meet the requirements of Code Section 409A.

Employee Responsibilities Agreement. All employees, including executive officers, are subject to an Employment Responsibilities Agreement regarding Confidentiality, Inventions, Competition, and Solicitation (Employment Responsibilities Agreement).

Pursuant to the Employment Responsibilities Agreement, all employees agree not to disclose or make use of any confidential information, knowledge, or data of ours, except for our benefit. Employees must agree that all intellectual property and inventions—broadly defined to include, among other things, ideas, software program codes, procedural diagrams, documentation manuals, techniques, discoveries, and innovations—with which they are involved belong exclusively to us.

Employees further agree that, for one year following the termination of their employment with us, they will not solicit then-current employees to leave their employment or otherwise diminish their relationships with us. In addition, employees agree that, for a period of one year following the termination of their employment, they will not engage in competition with us without the prior written consent of the chief executive officer. “Competition” is defined as participation, as an individual, a stockholder with an ownership interest in excess of 1%, employee, officer, director, investor, consultant, or otherwise, in any wireless phone business (which means any business that offers or enables a wireless mobile real-time voice service) that relates to (1) the United States youth market, or (2) the United States prepaid market. Violations of either of these provisions will result in the immediate expiration and forfeiture of any outstanding options or other equity-based awards, including stock appreciation rights, whether vested or not.

The Employment Responsibilities Agreement applies somewhat differently to employees who reside in California. Specifically, pursuant to California Labor Code § 2870, such employees retain certain rights to inventions they develop entirely on their own time, without use of our equipment, supplies, facilities, or trade secret information. With respect to post-termination competition, employees residing in California are prohibited only from engaging in competition that would call upon them to reveal or use our confidential information.

Summary of Compensation

The following tables set forth the compensation earned by the named executive officers for the services rendered to Virgin Mobile USA for the years ended December 31, 2007 and December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
Daniel H. Schulman	2007	592,033	676,800	2,756,865	0	612,567	20,525	(5)	4,658,790
Chief Executive Officer	2006	502,783	605,280	0	0	651,667	11,555	(6)	1,771,285

John D. Feehan Jr.	2007	296,667	169,200	79,912	86,065	17,625	97,761	(7)	747,229
Chief Financial Officer	2006	239,561	97,153	0	56,732	18,750	9,049	(8)	421,245

Jonathan H. Marchbank	2007	362,833	256,620	79,912	390,954	—	13,063	(9)	1,103,382
Chief Operating Officer	2006	287,853	262,500	0	250,344	—	75,081	(10)	875,778

Howard Handler	2007	311,000	219,960	73,958	82,426	146,483	11,239	(11)	845,066
Chief Marketing Officer	2006	299,667	225,000	0	48,639	155,833	9,974	(12)	739,113

David R.J. Messenger	2007	275,083	142,692	75,447	221,537	—	73,180	(13)	787,940
Chief Administrative & Corporate Development Officer	2006	264,167	119,250	0	212,642	—	189,046	(14)	785,105

Peter Lurie	2007	262,083	137,005	79,912	239,628	—	20,202	(15)	738,830
General Counsel	2006	228,750	103,500	0	179,195	—	8,982	(16)	520,427

(1)	Annual bonus awards were based on company performance. Payments under the 2007 Annual Incentive Plan resulted in a payout at 94% of target for all executive officers. Payments under the Company’s 2006 Annual Incentive Plan resulted in a payout at 100% of target for all executive officers.

(2)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for 2007, in accordance with Financial Accounting Standards Board Statement 123(R), or FAS 123(R), of restricted stock or restricted stock unit awards issued pursuant to the 2007 Omnibus Incentive Plan or the 2007 Restricted Stock Unit Plan. For restricted stock or restricted stock unit awards, fair value is calculated using the closing price on the grant date. The amounts shown disregard forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of our executive officers during 2007. See the “Grant of Plan-Based Awards” table for information on awards made during 2007. These amounts reflect Virgin Mobile USA, Inc.’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the executive officers. There was no stock expense recorded for any executive officer of the Company in 2006.

(3)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for 2007 and 2006, in accordance with FAS 123(R) of stock option awards issued pursuant to the 2007 Omnibus Incentive Plan and predecessor stock option plans and thus includes amounts from outstanding stock option awards granted during and prior to the fiscal years shown. Assumptions used in the calculation of these amounts are included in the notes to Virgin Mobile’s audited consolidated financial statements for 2007 and 2006 as included in Virgin Mobile’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2007. The amounts shown disregard forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of our executive officers during 2007 or 2006. See the “Grant of Plan-Based Awards” table for information on awards made during 2007. These amounts reflect Virgin Mobile USA, Inc.’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the executive officers.

(4)	Represents payment under the Debt Bonus Plan at 94% of target for 2007 and at 100% of target for 2006.

(5)	Represents $8,335 for the value of financial counseling benefits provided during 2007 and $12,190 for the value of disability and life insurance premiums paid by Virgin Mobile USA, Inc. and tax gross up for the value of the premiums

(6)	Represents $11,555 for the value of disability and life insurance premiums paid by the Company and tax gross up for the value of the premiums

(7)	Represents $2,011 for the value of disability and life insurance premiums paid by Virgin Mobile USA, Inc. and tax gross up for the value of the premiums, $7,750 for the annual matching contribution to the 401(k) savings plan, $10,000 for the value of financial counseling benefits provided during 2007 and $78,000 paid as a retention bonus to Mr. Feehan on February 28, 2007. The retention bonus was provided as an incentive for Mr. Feehan to stay with the Company until the new Chief Financial Officer was named.

(8)	Represents $1,549 for the value of disability and life insurance premiums paid by the Company and tax gross up for the value of the premiums, and $7,500 for the annual matching contribution to the 401(k) savings plan.

(9)	Represents $3,063 for the value of disability and life insurance premiums paid by Virgin Mobile USA, Inc. and tax gross up for the value of the premiums and $10,000 for the value of financial counseling benefits provided during 2007.

(10)	Represents $75,027 reimbursed to Mr. Marchbank for his relocation expenses and $54 for the value of life insurance premiums paid by the Company.

(11)	Represents $3,489 for the value of disability and life insurance premiums paid by Virgin Mobile USA, Inc. and tax gross up for the value of the premiums and $7,750 for the annual matching contribution to the 401(k) savings plan.

(12)	Represents $2,474 for the value of disability and life insurance premiums paid by the Company and tax gross for the value of the premiums, and $7,500 for the annual matching contribution to the 401(k) savings plan.

(13)	Represents $2,930 for the value of disability and life insurance premiums paid by Virgin Mobile USA, Inc. and tax gross up for the value of the premiums, $7,750 for the annual matching contribution to the 401(k) savings plan, $10,000 for the value of financial counseling benefits provided during 2007 and $52,500 in reimbursements to cover the cost of relocation.

(14)	Represents $2,249 for the value of disability and life insurance premiums paid by the Company and tax gross up for the value of the premiums, $7,500 for the annual matching contribution to the 401(k) savings plan, $50,000 paid as sign on bonus per the employment agreement with Mr. Messenger, and $129,297 reimbursed to cover the cost of relocation.

(15)	Represents $2,452 for the value of disability and life insurance premiums paid by Virgin Mobile USA, Inc. and tax gross up for the value of the premiums, $7,750 for the annual matching contribution to the 401(k) savings plan, and $10,000 for the value of financial counseling benefits provided during 2007.

(16)	Represents $1,882 for the value of disability and life insurance premiums paid by the Company and tax gross for the value of the premiums, and $7,100 for the annual matching contribution to the 401(k) savings plan.

The following table provides information on stock options, restricted stock and restricted stock units granted in the year ended December 31, 2007 to each of Virgin Mobile’s Executive Officers. The amounts of these awards that were expensed during the year ended December 31, 2007 are included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: number of shares of stock or units (#)(5)		All other option awards: number of securities underlying options (#)		Exercise or Base Price of Option Awards ($ per Share)	Closing Market Price on Date of Grant ($ per Unit)	Grant Date Fair Value of Stock Option Awards ($)
Name	Grant Date	Thres- hold		Target		Maximum		Thres- hold	Target	Maximum
Daniel H. Schulman	2/14/2007	$360,000	(1)	$720,000	(1)	$1,080,000	(1)	—	—	—	85,358	(3)	—		—	—	2,075,907
	5/23/2007	$325,834	(2)	$651,667	(2)	$977,501	(2)				266,743	(4)					7,423,458
																	—

John D. Feehan Jr.	5/23/2007	$90,000	(1)	$180,000	(1)	$270,000	(1)	—	—	—	10,243	(5)	—			—	285,063
	10/10/2007	$9,375	(2)	$18,750	(2)	$28,125	(2)						38,889	(7)	$15.00	—	260,556
	10/10/2007										30,000	(6)	—			—	450,000

Jonathan H. Marchbank (5)	5/23/2007	$136,500	(1)	$273,000	(1)	$409,500	(1)	—	—	—	10,243	(5)	—			—	285,063
	10/10/2007	—	(2)	—	(2)	—	(2)						44,963	(7)	$15.00		301,252
	10/10/2007										30,000	(6)					450,000
																	—

David R.J. Messenger	5/23/2007	$75,900	(1)	$151,800	(1)	$227,700	(1)	—	—	—	8,963	(5)	—			—	249,440
	10/10/2007	—	(2)	—	(2)	—	(2)						35,778	(7)	$15.00		239,713
	10/10/2007										30,000	(6)					450,000
																	—

Howard Handler	5/23/2007	$117,000	(1)	$234,000	(1)	$351,000	(1)	—	—	—	8,536	(5)				—	237,557
	10/10/2007	$77,917	(2)	$155,833	(2)	$233,750	(2)						40,444	(7)	$15.00		270,975
	10/10/2007										30,000	(6)					450,000
																	—

Peter Lurie	5/23/2007	$72,875	(1)	$145,750	(1)	$218,625	(1)	—	—	—	10,243	(5)				—	285,063
	10/10/2007	—	(2)	—	(2)	—	(2)						36,574	(7)	$15.00		245,046
	10/10/2007										30,000	(6)					450,000

(1)	Represents estimated payouts under our Annual Incentive Plan as described under “Compensation Discussion and Analysis—Variable Cash Compensation Plans.” The actual payments from these awards are included in the “Bonus” column in the Summary Compensation Table above.

(2)	Represents estimated payouts under the Debt Bonus Plan as described under “Compensation Discussion and Analysis—Variable Cash Compensation Plans.” The actual payments from these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(3)	This restricted stock grant was made in accordance with Mr. Schulman’s employment agreement. These shares will vest 100% on August 8, 2009, or sooner in the event certain performance conditions are met as described under “Compensation Discussion and Analysis—Compensation and Employment Agreement of the CEO.”

(4)	This restricted stock award was granted under the 2007 Restricted Stock Unit Plan. These shares will vest 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant.

(5)	Grants made on May 23, 2007 under the 2007 Restricted Stock Unit Plan were part of the 2007 annual grant process as described under “Compensation Discussion and Analysis—Equity-Based Incentives.” These restricted stock awards vest 25% per year on the first through fourth anniversaries of the date of grant.

(6)	These restricted stock units awards were granted on October 10, 2007 under the 2007 Omnibus Incentive Compensation Plan in connection with the initial public offering of the company. These units vest in 50% per year on the first and second anniversaries of the date of grant and are settled in shares on the vesting date.

(7)	These stock option awards were granted on October 10, 2007 under the 2007 Omnibus Incentive Compensation Plan. These grants were part of the 2007 annual grant process as described under “Compensation Discussion and Analysis—Equity-Based Incentives.” These options will vest 25% per year on the first through fourth anniversaries of the vesting date of July 1, 2007. These options have a maximum term of six years subject to earlier termination upon cessation of service to Virgin Mobile.

The following table shows the number of Virgin Mobile common shares covered by exercisable and unexercisable stock options and the number of Virgin Mobile unvested restricted stock units and restricted shares held by Virgin Mobile’s Executive Officers as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(17)					Stock Awards(17)
Name	Number of Securities Underlying Unexercised Options (Vested and Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unvested and Unexercisable) (#)	Option Grant Price	Option Expiration Date		Number of Shares or Units of Stock that Have not Vested (#)		Market Value of Share or Units of Stock that Have not Vested ($)
Daniel H. Schulman	1,066,973	—	$8.79	9/27/2012	(1)	85,358	(13)	$758,833
						266,743	(14)	$2,371,345

John D. Feehan Jr.	32,009	—	$14.64	8/6/2012	(2)	10,243	(15)	$91,060
	4,268	4,268	$17.45	7/1/2015	(3)	30,000	(16)
	4,268	12,804	$17.45	6/1/2012	(4)
	6,402	19,205	$19.95	8/8/2012	(5)
	2,454	7,362	$19.95	12/18/2012	(6)
	—	38,889	$15.00	10/10/2013	(7)

Jonathan H. Marchbank	—	149,376	$17.45	3/17/2016	(8)	10,243	(15)	$91,060
	—	44,963	$15.00	10/10/2013	(7)	30,000	(16)	$266,700

David R.J. Messenger	21,340	21,340	$17.45	7/11/2015	(9)	8,963	(15)	$79,681
	12,804	38,411	$17.45	6/1/2012	(4)	30,000	(16)	$266,700
	—	35,778	$15.00	10/10/2013	(7)

Howard Handler	170,716	—	$14.64	1/6/2013	(10)	8,536	(15)	$75,885
	5,335	5,335	$17.45	7/1/2015	(3)	30,000	(16)	$266,700
	5,335	16,004	$17.45	6/1/2012	(4)
	—	40,444	$15.00	10/10/2013	(7)

Peter Lurie	57,617	—	$10.98	9/3/2012	(11)	10,243	(15)	$91,060
	20,806	6,935	$17.45	1/13/2015	(12)	30,000	(16)	$266,700
	6,402	6,402	$17.45	7/1/2015	(3)
	6,402	19,205	$17.45	6/1/2012	(4)
	—	36,574	$15.00	10/10/2013	(7)

(1)	Granted on September 27, 2002 and became fully vested on September 27, 2005.

(2)	Granted on August 6, 2002 and became fully vested on January 7, 2006.

(3)	Granted on July 1, 2005; vests 50% on the second anniversary of the date of grant and 25% on each third and fourth anniversary of the date of grant.

(4)	Granted on June 1, 2006; vests 25% on each of the first through fourth anniversaries of the grant date.

(5)	Granted on August 8, 2006; vests 25% on each of the first through fourth anniversaries of the vesting date of August 8, 2006.

(6)	Granted on December 18, 2006; vests 25% on each of the first through fourth anniversaries of the vesting date of August 8, 2006.

(7)	Granted on October 10, 2007; vests 25% on each of the first through fourth anniversaries of the vesting date of July 1, 2007.

(8)	Granted on March 17, 2006; vests 50% on the second anniversary of the date of grant and 25% on each third and fourth anniversary of the vesting date of March 5, 2006.

(9)	Granted on July 11, 2005; vests 50% on the second anniversary of the date of grant and 25% on each third and fourth anniversary of the date of grant.

(10)	Granted on January 6, 2003 and became fully vested on January 6, 2007.

(11)	Granted on September 3, 2002 and became fully vested on July 1, 2004.

(12)	Granted on January 13, 2005; vests 25% per year on each of the first through fourth anniversaries of the vesting date of August 3, 2004.

(13)	Granted on February 14, 2007 in accordance with Mr. Schulman’s employment agreement. These shares will vest 100% on August 8, 2009, or sooner in the event certain performance conditions are met as described under “Compensation Discussion and Analysis—Compensation and Employment Agreement of the CEO.”

(14)	Granted on May 24, 2007; vests 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant.

(15)	Granted on May 23, 2007; vests 25% per year on each of the first through fourth anniversaries of the date of grant.

(16)	Granted on October 10, 2007; vests 50% on each of the first and second anniversary of the date of grant.

(17)	Outstanding shares and corresponding grant prices were adjusted to show their corresponding values in the new corporate structure. The conversion was completed upon the actual valuation as determined on October 10, 2007 through the initial public offering of the company. A conversion ratio of 426.789 of units to shares was used to determine the adjustments to the number of units and corresponding grant prices.

None of the executive officers exercised any stock options or had any vesting of restricted stock or restricted stock units during 2007, and therefore we have no realized value to report.

The following table is a summary of the potential value of compensation and benefits delivered to our executive officers in the event of termination of employment under the circumstances described below.

	Termination without Cause or for Good Reason, or Termination Due to Death or Disability as of December 31, 2007						Termination due to Change of Control as of December 31, 2007
Name and Principal Position	Cash Severance Amount ($)	2007 Annual and Debt bonus payout at target level	Intrinsic Value of Accelerated Stock Options ($) (4)	Intrinsic Value of Accelerated Restricted Stock or RSUs ($)(15)		Total Value ($)	Cash Severance Amount ($)	2007 Annual and Debt bonus payout at target level	Intrinsic Value of Accelerated Stock Options ($) ($) (4)	Intrinsic Value of Accelerated Restricted Stock or RSUs ($)(15)		Estimated Tax Gross Up ($)(19)	Total Value ($)
Schulman, Daniel (Contract in effect 12/31/2007)(1)	1,320,000	1,371,667	0	1,351,668	(5)	4,043,335	1,320,000	1,371,667	0	3,130,178	(10)		5,821,845

Schulman, Daniel (Contract effective 3/13/2008)(2)	2,640,000	1,371,667	0	1,820,672	(6)	5,832,339	2,640,000	1,371,667	0	3,130,178	(10)	1,516,785	8,658,629

Feehan Jr., John	444,000	198,750	0	156,115	(7)	798,865	444,000	198,750	0	357,760	(11)	0	1,000,510

Marchbank, Jonathan H.	582,400	273,000	0	156,115	(7)	1,011,515	582,400	273,000	0	357,760	(11)	0	1,213,160

Handler, Howard	499,200	389,833	0	152,321	(8)	1,041,354	499,200	389,833	0	342,585	(12)	0	1,231,618

Messenger, David R. J.	397,440	151,800	0	153,270	(9)	702,510	397,440	151,800	0	346,381	(13)	0	895,621

Lurie, Peter	381,600	145,750	0	156,115	(7)	683,465	381,600	145,750	0	357,760	(11)	0	885,110

1)	The amounts shown represent Mr. Schulman’s actual contract in effect as of December 31, 2007.

2)	Although Mr. Schulman’s new contract became effective March 13, 2008, the Company is providing this information to show the financial impact of changes to his agreement. The base salary and bonus target assumptions reflect Mr. Schulman’s base salary of $600,000 and bonus target of 120%, both of which were in effect as of December 31, 2007.

3)	Represents the 2007 annual bonus amount at target level for all executive officers, and the debt bonus amount at target level for Mr. Schulman, Mr. Feehan and Mr. Marchbank.

4)	Mr. Schulman’s stock option grant is completely vested and there would be no accelerated vesting of options upon termination of employment. Although there would be accelerated vesting of stock options for Mr. Feehan, Mr. Marchbank, Mr. Handler, Mr. Messenger and Mr. Lurie upon termination of employment, these stock options would have no intrinsic value at the share price of $8.89.

5)	Represents the intrinsic value of 3 years of accelerated vesting of 64,019 shares from the February 14, 2007 grant of 85,358 shares and 1 year of accelerated vesting of 88,025 shares from the May 23, 2007 grant of 266,743 shares.

6)	Represents the intrinsic value of 3 years of accelerated vesting of 64,019 shares from the February 14, 2007 grant of 85,358 shares and 1.6 years of accelerated vesting of 140,781 shares from the May 23, 2007 grant of 266,743 shares.

7)	Represents the intrinsic value of one year of accelerated vesting of 2,561 shares from the May 23, 2007 grant of 10,243 shares and 15,000 shares from the October 10, 2007 grant of 30,000 shares.

8)	Represents the intrinsic value of one year of accelerated vesting of 2,134 shares from the May 23, 2007 grant of 8,536 shares and 15,000 shares from the October 10, 2007 grant of 30,000 shares.

9)	Represents the intrinsic value of one year of accelerated vesting of 2,241 shares from the May 23, 2007 grant of 8,963 shares and 15,000 shares from the October 10, 2007 grant of 30,000 shares.

10)	Represents the intrinsic value of the full accelerated vesting for 85,358 shares from the February 14, 2007 grant and 266,743 shares from the May 23, 2007 grant.

11)	Represents the intrinsic value of the full accelerated vesting for 10,243 shares from the May 23, 2007 grant and 30,000 shares from the October 10, 2007 grant.

12)	Represents the intrinsic value of the full accelerated vesting for 8,536 shares from the May 23, 2007 grant and 30,000 shares from the October 10, 2007 grant.

13)	Represents the intrinsic value of the full accelerated vesting for 8,963 shares from the May 23, 2007 grant and 30,000 shares from the October 10, 2007 grant.

14)	Under Mr. Schulman’s contract in effect as of 12/31/07, the total estimated value of payments upon Change of Control would not be considered excess payments as defined under section 280G of the Code. However, the total estimated value of payments based on his contract in effect as of March 2008 would be considered excess payments and would trigger an excise tax liability. Under the terms of Mr. Schulman’s employment agreement, Virgin Mobile USA, Inc. has agreed to provide a gross-up payment to cover the cost of excise tax up to a maximum of $5 million.

15)	The intrinsic value is calculated by multiplying the number of accelerated shares by the closing price of Virgin Mobile USA stock on December 31, 2007 of $8.89 per share.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

The following table sets forth information regarding the beneficial ownership of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock of the Company beneficially owned by (1) holders of more than 5% of any class of common stock of the Company, (2) each of our directors, (3) each of our named executive officers and (4) all directors and executive officers as a group.

Unless otherwise specified, all information is as of March 24, 2008, the record date for the determination of shareholders entitled to vote at the annual meeting. In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to options or conversion rights that are exercisable within 60 days, including partnership units in the Operating Partnership and shares of Class C Common Stock, since they are convertible into shares of our Class A Common Stock at any time. Other than as set forth in the table below, there are no persons known to the Company to be the beneficial owners of shares representing more than 5% of either the Company’s Class A Common Stock, Class B Common Stock or Class C Common Stock.

	Class A Common Stock(2)			Class B Common Stock			Class C Common Stock(3)
Beneficial Owners(1)	Number of Shares		Percent of Class	Number of Shares	Percent of Class		Number of Shares	Percent of Class	Combined Voting Percentage
Prudential Financial, Inc.(4)	6,280,900		11.8	—	—		—	—	11.8
Alex. Brown Investment Management, LLC(5)	3,279,100		6.2	—	—		—	—	6.2
Stichting Pensioenfonds ABP(6)	4,000,000		7.5	—	—		—	—	7.5
Corvina Holdings Limited(7)	22,791,533		43.2	—	—		115,062	100.0	35.1
Sprint Ventures, Inc.(8)	12,058,626	(9)	—	1	100.0	(10)	—	—	18.5
Daniel H. Schulman	1,106,973		2.7	—	—		—	—	2.7
Jonathan Marchbank	74,688		*	—	—		—	—	*
John D. Feehan Jr.	59,401		*	—	—		—	—	*
Peter Lurie	93,727		*	—	—		—	—	*
Howard Handler	181,386		*	—	—		—	—	*
David R.J. Messenger	44,144		*	—	—		—	—	*
Thomas O. Ryder	40,000		*	—	—		—	—	*
Frances Brandon-Farrow	105,857		*	—	—		—	—	*
Douglas B. Lynn	—		—	—	—		—	—	—
Mark Poole	—		—	—	—		—	—	—
Robert Samuelson	—		—	—	—		—	—	—
L. Kevin Cox	10,000		*	—	—		—	—	*
Kenneth T. Stevens	11,500		*	—	—		—	—	*
All Directors and executive officers as a group (14 persons)	1,715,676		3.2	—	—		—	—	3.2

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner in the table above is: c/o Virgin Mobile USA, Inc. 10 Independence Boulevard, Warren, NJ 07059

(2)	The persons named in the table have sole voting and investment power with respect to all securities shown as beneficially owned by them. Shares of Class A Common Stock subject to options currently exercisable or exercisable within 60 days include the following: Daniel H. Schulman (1,066,973), Jonathan Marchbank (74,688), John D. Feehan Jr (49,401), Peter Lurie (91,227), David R.J. Messenger (34,144), Howard Handler (181,386), and all Directors and executive officers as a group (1,497,819).

(3)	Shares of Class C Common Stock are convertible at any time on a share for share basis to Class A Common Stock.

(4)	Based solely upon information contained in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008. As of December 31, 2007, Prudential Financial, Inc. or its subsidiaries had sole voting power with respect to 1,900,600 shares, shared voting power with respect to 4,282,800 shares, sole investment power with respect to 1,900,600 shares and shared investment power with respect to 4,380,300 shares of Class A Common Stock. Address: 751 Broad Street, Newark, NJ 07102.

(5)	Based solely upon information contained in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2008. As of December 31, 2007, Alex. Brown Investment Management, LLC had sole voting power with respect to 739,800 shares, shared voting power with respect to 0 shares, sole investment power with respect to 3,279,100 shares and shared investment power with respect to 0 shares of Class A Common Stock. Address: 217 E. Redwood Street, #1400, Baltimore, MD 21202.

(6)	Based solely upon information contained in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 1, 2008. As of December 31, 2007, Stichting Pensioenfonds ABP had sole voting power with respect to 4,000,000 shares, shared voting power with respect to 0 shares, sole investment power with respect 4,000,000 shares and shared investment power with respect to 0 shares of Class A Common Stock. Address: Oude Lindestraat 70, Postbus 2889, 6401 Dl Heerlen, The Kingdom of the Netherlands.

(7)	Based solely upon information contained in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008. As of December 31, 2007, Corvina Holdings Limited. had sole voting power with respect to 0 shares, shared voting power with respect to 34,965,221 shares, sole investment power with respect 22,906,595 shares (includes 115,062 shares of Class C Common Stock) and shared investment power with respect to 0 shares of Class A Common Stock. As of December 31, 2007, Cortaire Limited, a wholly-owned subsidiary of Corvina, had sole voting power with respect to 0 shares, shared voting power with respect to 34,965,221 shares, sole investment power with respect to 229 (includes 1 share of Class C Common Stock) and shared investment power with respect to 0 shares of Class A Common Stock. Please see footnote 8 below for additional information.

Cortaire Limited (“Cortaire”) is a wholly-owned subsidiary of Corvina Holdings Limited (“Corvina”). Approximately 87% of Corvina is held directly by Virgin Group Holdings Limited (“VGHL”). The remaining 13% of Corvina is owned jointly by Gamay Holdings Limited (“Gamay”) and certain senior executives of the Virgin Group. Gamay is a wholly owned subsidiary of VGHL. VGHL is jointly owned by Sir Richard Branson, Cougar Investments Limited (“Cougar”), Plough Investments Limited (“Plough”), Deutsche Bank Trustee Services (Guernsey) Limited (“DBTSGL”) solely in its capacity as trustee for The Virgo Trust, The Libra Trust, The Jupiter Trust, The Mars Trust, The Venus Trust, The Leo Trust and The Gemini Trust (such trusts collectively referred to as the “DB Trusts”) and RBC Trustees (CI) Limited (“RBC Trustees”) solely in its capacity as trustee for The Aquarius Trust, The Aries Trust, The Capricorn Trust, The Pisces Trust and The Saturn Trust (such trusts collectively referred to as the “RBC Trusts”). The principal beneficiaries of the DB Trusts and the RBC Trusts are Sir Richard Branson and certain members of his family.

The address for Corvina, Cortaire, Gamay, VGHL and RBC Trustees is La Motte Chambers, St. Helier, Jersey, JE1 1BJ. The address for Sir Richard Branson is The Valley, Virgin Gorda, Necker Island, British Virgin Islands, D8 28036. The address for Cougar and Plough is St. Paul’s Gate, New Street, St. Helier, Jersey JE4 8YP. The address for DBTSGL is Lefebvre Court, Lefebvre Street, St. Peter Port, Guernsey, GY16EJ.

(8)	Based solely upon information contained in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008 and the description of Class B Common Stock. As of December 31, 2007, Sprint Ventures, Inc. had sole voting power with respect to 0 shares, shared voting power with respect to 34,965,221 shares, sole investment power with respect to 12,058,626 shares (based on to the total number of shares of Class A Common Stock for which Sprint Ventures’ limited partnership interest in Virgin Mobile USA, L.P. is exchangeable) and shared investment power with respect to 0 shares of Class A Common Stock. Address: 2001 Edmund Halley Drive, Reston, Virginia 20191. Please see footnote 10 below for additional information.

The Virgin Group and Sprint Ventures, Inc. may be deemed to be part of a group jointly holding beneficial ownership of 34,965,221 shares of Class A Common Stock, as a result of Corvina, Cortaire and Sprint being parties to a Stockholders’ Agreement, dated October 16, 2007, a copy of which was filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 17, 2007. Neither the Virgin Group nor Sprint, however, affirms the existence of any such group.

(9)	Represents 12,058,626 partnership units of Virgin Mobile USA, L.P. that are exchangeable for shares of Class A Common Stock on a one-for-one basis, at any time, at the option of the holders thereof, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

(10)

One share of Class B Common Stock held by Sprint Ventures, Inc. is entitled to a number of votes that is equal to the total number of shares of Class A Common Stock for which Sprint Ventures’ limited partnership interest in Virgin Mobile USA, L.P. is exchangeable. As of March 24, 2008, such limited partnership interest was exchangeable for 12,058,626 shares of Class A Common Stock of the of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors, persons who own more than 10% of a registered class of the Company’s equity securities and certain entities associated with the foregoing (“Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). These Reporting Persons are required by SEC rules to furnish the Company with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC and the NYSE.

Based solely on the Company’s review of the copies of such forms and amendments thereto it has received, the Company believes that with respect to the fiscal year ended December 31, 2007, all the Reporting Persons complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The independent directors forming the audit committee will review and recommend to the full Board of Directors all related party transactions until such time as a Nominating and Governance Committee is established. Interested directors will abstain from the vote. Approval of the full Board of Directors is required for a related-party transaction.

Stockholders’ Agreement

In connection with our initial public offering, Sprint Nextel and the Virgin Group entered into a stockholders’ agreement, which sets forth specific rights, obligations and agreements of Sprint Nextel and the Virgin Group as holders of our common stock. The stockholders’ agreement described below was filed as an exhibit to a Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 17, 2007, and the following description is qualified by reference.

The stockholders’ agreement contains various governance provisions, including provisions relating to the voting of Sprint Nextel’s and the Virgin Group’s voting interests in Virgin Mobile USA, Inc. The stockholders’ agreement provides that Sprint Nextel and the Virgin Group will vote their shares of Class A common stock, Class B common stock and Class C common stock of Virgin Mobile USA, Inc. to elect to the board of directors of Virgin Mobile USA, Inc. up to three directors nominated by Sprint Nextel, up to three directors nominated by the Virgin Group, at least three independent directors and one director who will be our chief executive officer. The number of directors that each of Sprint Nextel and the Virgin Group may designate will be reduced if their voting interest in Virgin Mobile USA, Inc. is reduced below certain levels specified in the stockholders’ agreement. Under the terms of the stockholders’ agreement, if their respective ownership interests are below 25%, but at least 10%, each of Sprint Nextel and the Virgin Group are entitled to designate two directors to our board, and if such ownership interests are below 10%, but at least 5%, each of Sprint Nextel and the Virgin Group are entitled to designate one director to our board. So long as we qualify as a “controlled company” under the NYSE rules, each of Sprint Nextel and the Virgin Group shall have the right to designate one of its appointed directors as chairman of the board if it has the right to designate three directors to our board. If both Sprint Nextel and the Virgin Group have the right to appoint three directors to our board, then each is permitted to designate one of its appointed directors as a co-chairman of our board. In addition, (1) if Sprint Nextel is not entitled to designate any director pursuant to the immediately preceding sentence, so long as our PCS services agreement with Sprint Nextel remains effective, Sprint Nextel will have the right to designate one director to our board of directors, irrespective of its ownership interest in us and (2) if the Virgin Group is not entitled to designate any director pursuant to the immediately preceding sentence, so long as the Virgin trademark license agreement remains effective, the Virgin Group will have the right to designate one director to our board of directors, irrespective of its ownership interest in us. Sprint Nextel and the Virgin Group will have the right to remove and replace its director-designee(s) at any time and for any reason, and to fill any vacancies otherwise resulting in such director positions. As long as either Sprint Nextel or the Virgin Group has the right to designate at least one director to our board of directors, then Sprint Nextel or the Virgin Group, as the case may be, shall have the right to appoint one director to the compensation committee of our board of directors. These provisions regarding the appointment of directors will remain in effect until the latest date permitted by applicable law, including any New York Stock Exchange requirements. In addition, within a year of Virgin Mobile USA, Inc. ceasing to be a “controlled company” under the New York Stock Exchange rules, the composition of its board of directors will be adjusted to comply with the New York Stock Exchange requirements, as necessary. Under the terms of the stockholders’ agreement, as long as each of Sprint Nextel and the Virgin Group have ownership interests in us of at least 10%, the following actions require the consent of each of Sprint Nextel and the Virgin Group: (1) merger, consolidation, reorganization or sale of all or substantially all of the assets of VMU; (2) change of control of VMU to a direct strategic competitor of Sprint Nextel, the Virgin Group or us; (3) dissolution or liquidation of VMU; (4) issuance of equity securities, subject to certain exceptions; (5) sale of assets representing 50% of our assets based on the most recently available audited balance sheet; (6) changing the size of the board of directors; and (vii) amending provisions of our bylaws that relate to the election of directors and the consent rights of

Sprint Nextel and the Virgin Group. In addition, the following actions require the affirmative vote of a majority of all of the directors serving on our board: (1) dissolution, liquidation or bankruptcy; (2) the creation or issuance of any debt or the creation or issuance of any equity securities; (3) amendment to our by-laws; (4) the incurrence of indebtedness in an amount in excess of $50,000,000; (5) the adoption of a material change to our strategy or business; and (6) changing the size of the board of directors.

Pursuant to the terms of the stockholders’ agreement and subject to certain exceptions, Sprint Nextel and the Virgin Group have the right to subscribe to and purchase a pro rata share of any new securities that we issue or propose to issue.

Pursuant to the terms of the stockholders’ agreement and subject to certain exceptions, we will indemnify stockholders that are parties thereto against losses arising from (1) the purchase and/or ownership of our equity securities and (2) any litigation to which such stockholder is made a party in its capacity as a holder of our securities.

Tax Receivable Agreements

Sprint Ventures

The tax receivable agreements described below were filed as an exhibit to a Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 17, 2007, and the following description is qualified by reference.

As part of the reorganization transactions which we undertook in connection with our initial public offering, Sprint Nextel sold a portion of its interest in Virgin Mobile USA, LLC to Virgin Mobile USA, Inc. in consideration of approximately $136 million of the net proceeds to us from the initial public offering. In addition to that sale, from time to time, Sprint Ventures may exchange partnership units in the Operating Partnership for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The Operating Partnership intends to make an election under Section 754 of the Internal Revenue Code effective for the taxable year in which the initial transfer of partnership units occurs and for each taxable year in which any ensuing exchange of partnership units for shares occurs. The initial sale by Sprint Nextel produced, and future exchanges by Sprint Nextel are expected to produce, increases to the tax bases of the assets owned by the Operating Partnership at the time of exchange of partnership units. Such increases in tax basis are allocated to us and may reduce the amount of tax that we would otherwise be required to pay.

In connection with the initial public offering, we entered into a tax receivable agreement with Sprint Ventures that provides for the payment by us to Sprint Nextel of the amount of the cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis. For purposes of the tax receivable agreement, cash savings in income tax are generally computed by comparing our income tax liability (assuming no contribution of net operating losses by the Virgin Group) to the amount of such taxes that we would have been required to pay if (1) there had been no increase to the tax basis of the assets of the Operating Partnership allocable to us as a result of the initial sale and the future exchanges, (2) we had not entered into the tax receivable agreement and (3) the Virgin Group had not contributed any net operating losses. This amount is adjusted under the terms of the tax receivable agreement to the extent that the aggregate hypothetical value of benefits contributed by both Virgin Group and Sprint Nextel exceeds our actual cash savings from such benefits. The term of the tax receivable agreement commenced upon consummation of our initial public offering and will continue until all such tax benefits have been utilized or have expired.

Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other tax benefits arising under the tax receivable agreement, Sprint Nextel will not reimburse us for any payments previously made if such basis increases or other benefits were later not allowed, although the amount of any tax savings subsequently disallowed will reduce any future payments otherwise owed to Sprint Nextel. As a result, in such circumstances we could make payments to Sprint Nextel under the tax receivable agreement in excess of our actual cash tax savings. While the actual amount and timing of any payments under this agreement vary depending upon a number of factors, including the timing of exchanges, the amount and timing of the taxable income we generate in the future, our use of net operating loss carryovers and the portion of our payments under the tax receivable agreement constituting imputed interest and increases in the tax basis of our assets resulting in payments to Sprint Nextel, we expect that during the term of the tax receivable agreement, any payments that we may make to Sprint Nextel could be substantial. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize the full tax benefit of the increased amortization of our assets, we expect that future payments to Sprint Nextel in respect of the initial purchase of interests of Virgin Mobile USA, LLC to aggregate approximately $120.71 million. Future payments to Sprint Nextel in respect of subsequent exchanges will be in addition to this amount and are expected to be substantial. In addition, we depend on distributions from the Operating Partnership to fund our payment obligations under the tax receivable agreement. Under the terms of the limited partnership agreement of the Operating Partnership, all distributions to fund these obligations are made to the partners pro rata in accordance with their respective percentage ownership interests in the Operating Partnership. Accordingly, every time we cause the Operating Partnership to make a distribution to us in order to fund our payment obligations to Sprint Nextel under the tax receivable agreement, the Operating Partnership is required to make a corresponding distribution to Sprint Nextel.

As noted above, in certain circumstances, the hypothetical tax benefits available to us in a taxable year as a result of both the amortization of the increases in the tax bases of the assets of the Operating Partnership attributable to prior exchanges by Sprint Nextel and the net operating losses contributed by the Virgin Group may exceed the tax benefit that is actually realized for the taxable year. In these circumstances, for purposes of determining the payments due under the tax receivable agreements, each party shall be deemed to have contributed a portion of the realized tax benefit equal to a fraction, the numerator of which is the benefit attributable to that party which would have been realized in such taxable year disregarding the benefits contributed by the other party (the “Available Benefit”) and the denominator of which is the sum of the Available Benefits for that taxable year.

If we undergo a change in control and do not elect to terminate the tax receivable agreement as discussed below, cash savings in income tax will be computed as described above, but with the additional assumption that we have sufficient income in each subsequent year to claim all of the tax benefits attributable to the increase to the tax basis of the assets of the Operating Partnership and to utilize any loss carryovers attributable to such increase in basis. Additionally, if we or a direct or indirect subsidiary transfers any asset to a corporation with which we do not file a consolidated tax return, we will be treated as having sold that asset in a taxable transaction for purposes of determining the cash savings in income tax under the tax receivable agreement.

Prior to agreeing to engage in any business combination, sale or purchase of assets, or reorganization outside the ordinary course of its business which would not constitute a change of control for purposes of the tax receivable agreement and which could adversely affect the expected value of the benefits payable to Sprint Nextel under the tax receivable agreement, we will be required to obtain the consent of Sprint Nextel, which consent may be conditioned upon our agreement to make a make-whole payment to Sprint Nextel to compensate Sprint Nextel for such reduction in benefits. Although not assured, we expect that the consideration that we will remit to Sprint Nextel will not exceed the tax liability that we otherwise would have been required to pay absent the contribution by Sprint Nextel of tax attributes as a result of the reorganization transactions and subsequent exchanges.

The tax receivable agreement provides that in the event that we breach any of our material obligations under the tax receivable agreement, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under the tax receivable agreement or by operation of law as a result of the rejection of the tax receivable agreement in a case commenced under the Bankruptcy Code or otherwise, then all our payment and other obligations under the tax receivable agreement will be accelerated and will become due and payable. Such payments could be substantial and could exceed our actual cash tax savings under the tax receivable agreement. Additionally, we have the right to terminate the tax receivable agreement with respect to previous exchanges (or, in certain circumstances, including if we undergo a change of control, with respect to all previous and future exchanges). If we terminate the tax receivable agreement, our payment and other obligations under the tax receivable agreement will be accelerated and will become due and payable. Such payments could be substantial and could exceed our actual cash tax savings under the tax receivable agreement.

The Virgin Group

As part of the reorganization transactions which we undertook in connection with our initial public offering, the Virgin Group contributed its interest in Bluebottle USA Investments L.P. to us, which resulted in us receiving approximately $311.4 million of Bluebottle USA Investments L.P.’s accumulated net operating losses. If utilized by us, these net operating losses will reduce the amount of tax that we would otherwise be required to pay in the future. In addition, section 382 imposes an annual limit on the ability of a corporation that undergoes an “ownership change” to use its net operating losses to reduce its tax liability. It is likely that an ownership change of Bluebottle USA Investments L.P. occurred as a result of our initial public offering that imposes a limitation on the use of such net operating losses under section 382.

In connection with our initial public offering, we entered into a tax receivable agreement with the Virgin Group that provides for the payment by us to the Virgin Group of the amount of actual cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of the net operating losses contributed to us by the Virgin Group. For purposes of the tax receivable agreement, cash savings in income tax are generally computed by comparing our income tax liability (assuming no step-up in the basis of the assets attributable to exchanges by Sprint Nextel) to the amount of such taxes that we would have been required to pay had such net operating losses not been available to us and assuming no step-up in the basis of the assets attributable to exchanges by Sprint Nextel. This amount is adjusted to the extent that the aggregate hypothetical value of benefits contributed by the Virgin Group and Sprint Nextel exceed our actual cash savings from such benefits. The term of the tax receivable agreement commenced upon consummation of our initial public offering and will continue until all such tax benefits have been utilized or expired.

While the payments made under the tax receivable agreement depend upon a number of factors, the amount and timing of taxable income we generate in the future, our use of additional amortization deductions attributable to our acquisition of units of the Operating Partnership from Sprint Nextel and the portion of our payments under the tax receivable agreement constituting imputed interest, we expect that any payments to be made to the Virgin Group will be substantial. Assuming no material changes in the relevant tax law and that we earn significant taxable income to realize the full tax benefit of the net operating losses contributed by the Virgin Group, we expect that future payments to the Virgin Group will aggregate $123.9 million. In addition, we will depend on distributions from the Operating Partnership to fund our cash payment obligations, if any, under the tax receivable agreement. Under the terms of the limited partnership agreement of the Operating Partnership, all distributions to fund such obligations are made to the partners pro rata in accordance with their respective percentage ownership interests in the Operating Partnership. Accordingly, every time we cause the Operating Partnership to make a distribution to us in order to fund our cash payment obligations to the Virgin Group under the tax receivable agreement, the Operating Partnership will be required to make a corresponding distribution to Sprint Nextel so long as Sprint Nextel is a limited partner. The payments under the tax receivable agreement are not conditioned upon the Virgin Group’s or its affiliates’ continued ownership of us.

As noted above, in certain circumstances, the hypothetical tax benefits available to us in a taxable year as a result of both the amortization of the increases in the tax bases of the assets of the Operating Partnership attributable to prior exchanges by Sprint Nextel and the net operating losses contributed by the Virgin Group may exceed the tax benefit actually realized for the taxable year. In such circumstances, for purposes of determining the payments due under the tax receivable agreements each party shall be deemed to have contributed a portion of the realized tax benefit equal to a fraction, the numerator of which is the benefit attributable to that party which would have been realized in such taxable year disregarding the benefits contributed by the other party (the “Available Benefit”) and the denominator of which is the sum of the Available Benefits for that taxable year.

In addition, although we are not aware of any issue that would cause the IRS, to challenge any benefits arising under the tax receivable agreement, the Virgin Group will not reimburse us for any payments previously made if such benefits are subsequently disallowed, although the amount of any tax savings subsequently disallowed will reduce any future payments otherwise owed to Virgin Group. As a result, in such circumstances we could make payments to the Virgin Group under the tax receivable agreement in excess of our actual cash tax savings.

If we undergo a change in control and do not elect to terminate the tax receivable agreement as discussed below, cash savings in income tax will be computed as described above, but with the additional assumption that we have sufficient income in each subsequent year to utilize all of the remaining net operating losses, subject to any applicable limitations on the use of such net operating losses. Additionally, if we or a direct or indirect subsidiary transfers any asset to a corporation with which we do not file a consolidated tax return, we will be treated as having sold that asset in a taxable transaction for purposes of determining the cash savings in income tax under the tax receivable agreement.

Prior to agreeing to engage in any business combination, sale or purchase of assets, or reorganization outside the ordinary course of its business which would not constitute a change of control for purposes of the tax receivable agreement and which could adversely affect the expected value of the benefits payable to the Virgin Group under the tax receivable agreement, we are required to obtain the consent of the Virgin Group, which consent may be conditioned upon our agreement to make a make-whole payment to the Virgin Group to compensate the Virgin Group for such reduction in benefits. Although not assured, we expect that the consideration that we will remit to the Virgin Group will not exceed the tax liability that we otherwise would have been required to pay absent the contribution by the Virgin Group of tax attributes as a result of the reorganization transactions and subsequent exchanges.

The tax receivable agreement provides that in the event that we breach any of our material obligations under the tax receivable agreement, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under the tax receivable agreement or by operation of law as a result of the rejection of the tax receivable agreement in a case commenced under the Bankruptcy Code or otherwise, then all our payment and other obligations under the tax receivable agreement will be accelerated and will become due and payable. Such payments could be substantial and could exceed our actual cash tax savings under the tax receivable agreement. Additionally, we have the right to terminate the tax receivable agreement, in which case our payment and other obligations under the tax receivable agreement will be accelerated and will become due and payable. Such payments could be substantial and could exceed our actual cash tax savings under the tax receivable agreement.

Registration Rights Agreement

The registration rights agreement described below was filed as an exhibit to a Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 17, 2007, and the following description is qualified by reference.

In connection with our initial public offering, we entered into a registration rights agreement with Sprint Nextel, the Virgin Group and two minority stockholders pursuant to which we are required to register under the Securities Act, under certain circumstances and subject to certain restrictions, shares of our Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock) held or acquired by Sprint Nextel, the Virgin Group and the two minority stockholders, their respective affiliates and certain of their respective transferees. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply.

The registration rights under the registration rights agreement will expire with respect to an individual holder, when such holder is able to sell all of its shares pursuant to Rule 144 under the Securities Act in any three month period.

Demand Registration Rights. Under the terms of the registration rights agreement, Sprint Nextel and the Virgin Group each have the right to demand that we register their common stock on a total of no fewer than five occasions, subject to the conditions set forth in the registration rights agreement. At any time for six months after the closing of our initial public offering, the holders of shares of common stock having demand registration rights under the registration rights agreement have the right to require that we register their common stock, provided such registration is reasonably expected by the demanding stockholder to result in aggregate gross cash proceeds to such demanding stockholder in excess of $50 million and provided further that each demanding stockholder shall have the right to make no fewer than five demand registrations. Each of Sprint Nextel and the Virgin Group have the right to participate in any such demand registration. We are not obligated to effect more than one demand registration in any 180-day period without the consent of a majority of the board of directors. We may postpone the filing of a registration statement for up to 60 days once in any 12-month period if our board of directors determines in good faith that the filing would materially adversely affect or interfere with any material financing of ours or be materially adverse to us. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these demand registration rights.

Piggyback Registration Rights. Sprint Nextel, the Virgin Group and the minority stockholders which are parties to the agreement each have the right to “piggyback” on any registration statements that we file on an unlimited basis, subject to the conditions set forth in the registration rights agreement. If we register any securities for public sale, stockholders with piggyback registration rights under the registration rights agreement have the right to include their shares in the registration, subject to specified limitations and exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by these stockholders due to marketing reasons. We may postpone the filing of a registration statement for up to 60 days once in any 12-month period if our board of directors determines in good faith that the filing would materially adversely affect or interfere with any material financing of ours or any material transaction under consideration by us or would require disclosure of information not otherwise required to be disclosed which would be materially adverse to us. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these piggyback registration rights.

S-3 Registration Rights. If we are eligible to file a registration statement on Form S-3, the stockholders with S-3 registration rights under the registration rights agreement can request that we register their shares. We may postpone the filing of a Form S-3 registration statement for up to 60 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our stockholders or us. If we are eligible as a Well Known Seasoned Issuer, or WKSI, the requesting stockholders may request that the shelf registration statement utilize the automatic shelf registration process under Rule 415 and Rule 462 promulgated under the Securities Act. If we are not eligible as a WKSI or are otherwise ineligible to utilize the automatic shelf registration process, then we are required to use all reasonable efforts to have the shelf registration statement declared effective as expeditiously as practicable.

Virgin Mobile USA, L.P. Partnership Agreement

We operate our business through the Operating Partnership, which holds the assets of our business. Below is a brief summary of the Operating Partnership’s partnership agreement, qualified in all respects by reference to the form of agreement filed as an exhibit to a Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 17, 2007.

Purpose

The partnership agreement provides that the Operating Partnership’s purpose is to engage in any lawful act or activity for which limited partnerships may be formed under the Delaware Revised Uniform Limited Partnership Act.

Management and Control

The partnership agreement further provides that VMU GP1, LLC as general partner, manages and controls the business and affairs of the Operating Partnership. VMU GP1, LLC is an indirect, wholly-owned subsidiary of Virgin Mobile USA, Inc.

In exercising such control, VMU GP1, LLC acts at the direction of Bluebottle USA Holdings L.P., or Holdings. Holdings acts at the direction of Bluebottle USA Investments L.P., or Investments. Investments acts at the direction of VMU GP, LLC, our wholly-owned subsidiary.

VMU GP, LLC delegates certain control over Investments, Holdings, VMU GP1, LLC and the Operating Partnership to certain of our officers.

Persons holding operating partnership units have the right to vote on certain amendments to the partnership agreement of the Operating Partnership, as well as on certain other matters.

Units; Percentage Interests

Each initial partner in the Operating Partnership was issued common units representing interests in the Operating Partnership, and the percentage interest of each partner was determined based on the ratio of the number of common units held by such partner to the number of outstanding common units in the partnership. Presently, we hold approximately 81.5% of the common units in the Operating Partnership and Sprint Nextel holds the remaining 18.5%.

In the event we redeem, repurchase, acquire, cancel or terminate a share of Class A or Class C common stock (other than in connection with a conversion of shares of Class C common stock into shares of Class A common stock), one common unit of the Operating Partnership will automatically be cancelled for the same consideration paid by Virgin Mobile USA, Inc. for such share of Class A or Class C common stock. Similarly, in the event Virgin Mobile USA, Inc. or its subsidiaries issue a share of Class A common stock or Class C common stock (other than in connection with the initial public offering or a conversion of shares of Class C common stock to shares of Class A common stock ), the net proceeds received by Virgin Mobile USA, Inc. or its subsidiary with respect to such share will be concurrently transferred to the Operating Partnership, which will in return issue to Virgin Mobile USA, Inc. or its subsidiary one common unit in the Operating Partnership. If Virgin Mobile USA, Inc. or its subsidiary do not receive any net proceeds from the issuance of any security (including an issuance of Class A common stock pursuant to the tax receivable agreement between Virgin Mobile USA, Inc. and the Virgin Group), the Operating Partnership will issue an equal number of units of partnership interest with the same terms as the securities issued by Virgin Mobile USA, Inc. or its subsidiary and will make a pro rata issuance of such units of partnership interest to the other holders of common units unless such securities were issued pursuant to an employee incentive plan of Virgin Mobile USA, Inc. or certain other exceptions apply. Accordingly, every time we issue shares of our Class A common stock or our preferred stock to the Virgin Group under the tax receivable agreement, the Operating Partnership will be required to issue additional limited partnership units to Sprint Nextel.

Common partnership units are exchangeable for shares of Class A common stock and other partnership units are exchangeable for the securities which triggered their issuance, in each case on a one for one basis, subject to adjustment.

Distributions; Tax Distributions

VMU GP1, LLC has the right to determine when distributions will be made to the partners of the Operating Partnership and the amount of any such distribution. All distributions will generally be made to the partners holding common units pro rata in accordance with their respective percentage ownership interests in the Operating Partnership. The Operating Partnership may make distributions to Virgin Mobile USA, Inc. without pro rata distributions to other partners in order to pay (1) consideration, if any, for redemption, repurchase, acquisition, cancellation or termination of our Class A common stock or Class C common stock and (2) overhead and certain other fees and expenses. The Operating Partnership may also make loans to Virgin Mobile USA, Inc. or its subsidiaries for bona fide business purposes, subject to certain restrictions and requirements as to repayment.

The holders of the partnership units in the Operating Partnership, including Holdings and Sprint Ventures, incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of the Operating Partnership. Net profits and net losses of the Operating Partnership are generally allocated to the partners pro rata in accordance with their respective percentage interests (as determined in accordance with the Operating Partnership’s partnership agreement, except that we are allocated a disproportionate share of taxable income as a result of the “built-in gain” attributable to the Virgin Group’s interest in Virgin Mobile LLC). The partnership agreement provides for the ability of the Operating Partnership to make cash distributions to its partners. Presently, we do not intend to cause the Operating Partnership to make cash distributions to the holders of partnership units of the Operating Partnership for purposes of funding their tax obligations in respect of the income of the Operating Partnership that is allocated to them. If we elect to make such distributions in the future, these tax distributions will generally be computed based on our estimate of the net taxable income of the Operating Partnership allocable directly and indirectly to us multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for a corporate resident of the state of New York (taking into account the nondeductibility of certain expenses and the character of our income) with proportionate distributions to each other holder of partnership units based on the relative interests of the partners at the date of the distribution.

Indemnification

Pursuant to the terms of the partnership agreement, the Operating Partnership indemnifies all of the partners, including the general partner, against any and all losses and expenses related thereto incurred by reason of the fact that such person was a partner of the Operating Partnership. In the event that losses are incurred as a result of a partner’s fraud or willful misconduct, such partner is not entitled to indemnification under the partnership agreement.

Dissolution

The Operating Partnership may be dissolved only upon the occurrence of the voluntary agreement of all partners, any act constituting dissolution under applicable law or certain other events specified in the partnership agreement. Upon dissolution, the Operating Partnership will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are partners) in satisfaction of the liabilities of the Operating Partnership and (b) second, to the partners in proportion to their respective percentage interests.

PCS Services Agreement

The PCS services agreement and related amendments described below were filed as exhibits to this annual report and to a Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 17, 2007, and the following description is qualified by reference.

We are party to a PCS services agreement with Sprint Spectrum, L.P., or Sprint Spectrum, a subsidiary of Sprint Nextel Corporation, under which Sprint Spectrum provides us with access to its wireless voice and data services operating on the nationwide Sprint PCS network. This access includes adjunct nationwide Sprint PCS network services which are a fundamental component of Sprint Spectrum’s service offerings. We and Sprint Nextel agreed to amend the PCS services agreement in October 2007 and again in March, 2008. The following is a summary of the terms of the PCS services agreement, as amended to date.

Access to Network and Services. Sprint Spectrum makes substantially all existing CDMA network and network-connected services available to us. In addition, Sprint Spectrum must make new CDMA network services and network-connected services available to us unless such services are marketed as unique to Sprint Nextel. In such instances, Sprint Spectrum will not be required to make such service available to us until three months after such services have been made available to Sprint Nextel’s customers. The PCS services agreement permits us to purchase non-network services from third party sources not directly related to the nationwide Sprint PCS network. Sprint Spectrum may, but is not required to, provide us with such non-network services.

We may request customized services from Sprint Spectrum. If the requested services are within then-existing capabilities of Sprint Spectrum’s core network, Sprint Spectrum will provide us with the requested customized service. If the requested services are not within Sprint Spectrum’s existing capabilities, Sprint Spectrum may elect, at its discretion, to develop the requested customized service. As part of the PCS services agreement, Sprint Spectrum must use reasonable efforts to provide location services to us.

We must use Sprint Spectrum and its third party PCS affiliates as our exclusive provider of mobile voice and data services in the United States, the U.S. Virgin Islands and Puerto Rico. In addition, as long as Sprint Spectrum or any Sprint Nextel affiliate owns more than 10% of our equity, Sprint Nextel will be our preferred telecommunications services providers.

If Sprint Spectrum migrates a significant number of customers to a successor network and ceases activation of new customers on the nationwide Sprint PCS network or a significant number of Sprint Spectrum’s activation of new voice and data customers are on a successor network, we will begin negotiations with Sprint Spectrum regarding a possible arrangement to provide us with access to that successor network. If at any time Sprint Spectrum offers terms and conditions for the use of the successor network that are substantially similar to those under the PCS services agreement, we must accept the offer. If after a specified negotiation period, we cannot reach an agreement with Sprint Spectrum, or Sprint Spectrum has not offered terms for the successor network that are substantially similar to those under the PCS services agreement, then we must elect to either (1) use the successor network exclusively at the same level of functionality as the nationwide PCS network at rates fixed at those applicable to us for the services on the CDMA network under the PCS services agreement or (2) terminate the agreement and continue to use the CDMA network for a period of approximately two years pursuant to the terms and conditions of the PCS services agreement, subject to a cap on rates at those applicable to us as of the beginning of the negotiation period. If we elect to terminate the agreement under (2) above, our exclusivity obligations cease and we may negotiate with other network providers to obtain mobile services during this period and thereafter. We may not be able to negotiate new terms with Sprint Nextel or negotiate for competitive terms with a third party provider of those services. In all cases, Sprint Spectrum reserves the right to discontinue providing services over the CDMA network after expiration of a two-year migration period and we will bear the costs (if any) of migrating end users to a new network if necessary.

Quality of Services. The services which Sprint Spectrum provides to us cannot be of inferior quality (as measured by metrics including, but not limited to, dropped calls, blocked calls, call setup, transmission speeds, and E-911 capabilities) to or clarity than that of the generally available PCS services provided by Sprint Spectrum to its own customers.

Cost of Services. Sprint Spectrum bills us for each minute, message and megabyte of usage at a price determined in accordance with a cost of services formula and an airtime pricing matrix, which is based upon the number of our customers and the lifetime value of those customers. The applicable pricing level is adjusted one month after the end of each calendar quarter based on our performance during that quarter, and the adjusted pricing level remains in place until the next quarterly adjustment. We purchase wireless network services at a price based on Sprint Nextel’s annual cost of providing these services plus a profit margin. Under the PCS services agreement, Sprint Nextel provides us with annual planning rates for various services. Quarterly, we estimate the annual cost of Sprint Nextel’s services based on non-binding annual and quarterly estimates provided by Sprint Nextel and record an adjustment if the estimate is different from the actual costs billed to us by Sprint Nextel. Under the terms of the PCS services agreement, Sprint Nextel is required to provide us with a final assessment of their costs annually, a process to which we refer as a “true-up.” If the actual cost of the services Sprint Nextel sells to us is more than $100,000 higher than the rates charged to us during such year, we are required to pay to Sprint Nextel the amount of the difference; if Sprint Nextel’s actual cost is more than $100,000 lower than the rates charged to us during such year, Sprint Nextel is required to refund to us the amount of such difference. In the event that our estimates for a given period are incorrect, we record an adjustment in the then-current period as a change to the estimate. Accordingly, our costs associated with network services may not be fully aligned with revenues during a given period to the extent of such adjustments and our reported quarterly results may not be fully reflective of our actual performance during a given period.

In March 2008, we and Sprint Nextel agreed to amend the PCS services agreement to provide that (1) we will not be subject to any true-up process and the related payment obligations with respect to the fiscal year ended December 31, 2007; (2) if the true-up with respect to the fiscal year ending December 31, 2008 indicates that the actual cost of the services Sprint Nextel sells to us is higher than the rates charged to us during such year, we will only pay Sprint Nextel the difference between (A) the lower of (i) the rates that Sprint Nextel provided in advance for planning purposes and (ii) the rates based on Sprint Nextel’s actual costs, and (B) the actual rates charged to us; and (3) beginning with the first quarter of the fiscal year ending December 31, 2009, the true-up and pricing process set forth in the PCS services agreement prior to the amendment will apply unless otherwise agreed by the parties.

If we request customized services from Sprint Spectrum and Sprint Spectrum elects to develop and use such services, we will share the costs of such development evenly with Sprint Spectrum. If Sprint Spectrum develops but does not use the services, we bear the entire development cost.

The PCS services agreement also includes a qualified “most favored nation” clause. In the event that Sprint Spectrum (1) enters into a wireless service agreement to sell PCS services to one of our direct strategic competitors, (2) the agreement is similar to the PCS Agreement, (3) Sprint Nextel owns less than 37.5% of the counterparty to such agreement, and (4) the agreement commits Sprint Spectrum to sell wireless voice and/or data services at a lower price in the aggregate than we pay, then Sprint Spectrum will make such services available to us at the same price and under the same terms.

Liability. Under the terms of the PCS services agreement, both parties’ liability for direct damages to the other party will not exceed $10 million, except with respect to unpaid amounts due under the PCS services agreement. Subject to exceptions enumerated in the agreement, neither party is liable for special, indirect, incidental, exemplary, punitive or consequential damages, including loss of profits arising out of the performance of the agreement.

Mobile Telephone Numbers. Sprint Spectrum administers mobile identification telephone numbers, or MINs, on our behalf and for our benefit. Such administration includes obtaining and managing MINs in accordance with our anticipated MIN needs (to the extent possible in consideration of factors affecting MIN availability outside of Sprint Spectrum’s control). Under the PCS services agreement, we must take affirmative steps to decrease the number of assigned and inactive MINs in the event we adopt an policy of deactivating customers in excess of 180 days after a customer’s last replenishment and such a policy results in a number of assigned inactive MINs that is significantly greater than the industry. If our assigned inactive MINs exceed the industry average level after 60 days’ notice from Sprint Spectrum, Sprint Spectrum may restrict our MIN availability.

Intellectual Property. Under the PCS services agreement, Sprint Spectrum granted to us a non-transferable, royalty-free, non-exclusive license to use and sell at retail the Sprint Spectrum handset proprietary information, solely to permit us and our customers to use the Virgin Mobile service. We and Sprint Spectrum retain all right, title and interest in and to our and their respective proprietary intellectual property, or IP, that is developed outside of the scope of the agreement. The agreement provides that Sprint Spectrum will own all IP related to improvements, modifications or work derived from any activity related to the agreement, other than certain services that are not developed by Sprint Spectrum. In addition, we generally retain ownership of any IP related to improvements, modifications and derivative works to our customized services that are not provided by Sprint Spectrum.

Payment Terms. Sprint Nextel provides VMU monthly invoices of charges incurred by VMU. Payment of the undisputed portion of each invoice is due within ten business days of the due date. Amounts not paid by the due date accrue interest at the rate of 1% per month. If we fail to make a payment (other than payments that are being disputed in good faith) and such failure continues for more than 30 days after written notice from Sprint Nextel, it will constitute a default under the PCS services agreement.

Term and Termination. The PCS Services agreement will expire in 2027. Both parties to the agreement are granted customary termination rights in case of breaches of the agreement—such as failure to pay amounts when due, or failure to comply with material representations or obligations—which are not cured within a specified period of time and are materially damaging to the other party, in case of the insolvency of the other party or if either party institutes a voluntary proceeding, or becomes the subject of an involuntary proceeding which is not dismissed within 30 days, under any bankruptcy act, insolvency law or any law for the relief of debtors. In addition, in the event that a direct strategic competitor of Sprint Nextel acquires control of us, otherwise assuming continued compliance with the terms of the agreement, Sprint Spectrum may notify us during the period beginning on the date of such transaction and ending 90 days of the closing date of the transaction resulting in such change of control of its intention to terminate the agreement 24 months following the date of such notice. Similarly, if a direct strategic competitor of the Virgin Group acquires control of us, Virgin Enterprises Limited, or VEL, may terminate the Virgin trademark license agreement as described in “Certain Relationships and Related Transactions—Virgin Trademark License Agreement” below. If VEL exercises its right to terminate the Virgin trademark license agreement, Sprint Spectrum may terminate the PCS services agreement as of the same date. If Sprint Spectrum exercises this termination right, our obligation to use the nationwide Sprint PCS network exclusively ceases from the date of such exercise.

If Sprint Spectrum sells a material portion of the nationwide Sprint PCS network (e.g., its spectrum and network facilities in a specific geographic region), it must use commercially reasonable efforts to ensure that we are able to procure PCS service, whether through Sprint Spectrum, the acquirer of the material portion of its business, or a third party. If PCS service cannot be obtained on such a basis, then our exclusivity obligations to Sprint Spectrum or its successor are waived in the affected region.

Board Representation. So long as the PCS services agreement remains in effect, Sprint Ventures has the right to appoint at least one of our directors.

We incurred costs of approximately $294.5 million, $225.3 million and $222.2 million, respectively, relating to services provided by Sprint Nextel pursuant to the PCS services agreement in the years ended December 31, 2007, December 31, 2006 and December 31, 2005.

Virgin Trademark License Agreement

The trademark license agreement described below was filed as an exhibit to a Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 17, 2007, and the following description is qualified by reference.

We and Virgin Enterprises Limited, or VEL, are parties to a trademark license agreement which governs our use of the “Virgin” brand. We amended and restated the Virgin trademark license agreement in connection with our initial public offering. The following is a summary of the terms of the amended and restated agreement.

Under the Virgin trademark license agreement, VEL grants to us an exclusive license until December 31, 2027 for the use of certain VEL-held trademarks in relation to the provision and marketing of mobile voice and data services and other related services.

Scope of Right to Use Trademark. Our rights under the Virgin trademark license agreement include the following: (1) use of the “Virgin Mobile” name and logo in the United States, U.S. Virgin Islands and Puerto Rico for mobile voice and data services and related services, such as voicemail and messaging; (2) use of Virgin Mobile brand in connection with handsets and retail activity; (3) use of the terms “VirginXL,” “VirginXtras” and certain other trademarks that include the Virgin name or the letter “V” that we use in connection with the products and services listed above; and (4) the right to license the Virgin Mobile brand name in connection with terms, words or phrases used in our future marketing efforts.

We are prohibited from using the marks to provide or market any fixed non-mobile telecommunication service and must comply with additional conditions on the use of the marks, including the condition that the marks be used in a form consistent with guidelines approved by VEL. We are obligated to ensure that the goods and services to which the marks are applied are of sufficient style, appearance and quality as to maintain the value and reputation of the marks and to maintain certain minimum levels of customer service in connection with our services.

Royalties. We pay royalties to VEL in an amount equal to 0.25% of gross revenues up to an annual limit of $4 million, adjusted annually for inflation.

Term and Termination. The Virgin trademark license agreement will automatically expire on December 31, 2027. Both parties to the agreement are granted customary termination rights in case of breaches of the agreement—such as failure to pay amounts when due or failure to comply with material representations and obligations—which are not cured within a specified period of time, or in case of the insolvency of the other party. In addition, in the event that a direct strategic competitor of VEL acquires control of us, otherwise assuming continued compliance with the terms of the Virgin trademark license agreement, VEL may notify us during the period beginning upon receipt of notice from us and ending 90 days following the completion of the transaction resulting in such change of control, of its intention to terminate the agreement 24 months following the date of such notice. If a direct strategic competitor of Sprint Nextel acquires control of us, Sprint Spectrum may terminate the PCS Services agreement as described under “—PCS Services Agreement” above. If Sprint Spectrum exercises its right to terminate the PCS services agreement, VEL may terminate the Virgin trademark license agreement as of the same date.

We must comply with additional conditions on the use of the marks, including the condition that the marks not be used other than in a manner that is consistent with guidelines approved by VEL. Further, we are subject to certain requirements regarding customer service, including levels of overall customer satisfaction. Failure to comply with such conditions or satisfy such levels may result in termination of the trademark license agreement by the Virgin Group.

Board Representation. So long as the Virgin trademark license agreement remains in effect, VEL has the right to appoint at least one of our directors.

We incurred costs of approximately $3.3 million, $2.7 million and $2.7 million, respectively, for royalty expenses under the trademark license agreement in the years ended December 31, 2007, December 31, 2006 and December 31, 2005. The Virgin Group waived the required cash payments of $1.4 million at the six month period ended December 31, 2006, which we treated as a capital contribution. We have not paid $0.6 million of the required cash payments for the year ended December 31, 2006 which were not waived. We have not made the required cash payments under the trademark license agreement in 2007 and we are incurring interest on the unpaid balance. As of December 31, 2007, $4.0 million was currently due and unpaid.

Sprint Trademark License Agreement

A form of the trademark license agreement and amendment described below is filed as an exhibit to a Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 17, 2007, and the following description is qualified by reference.

We are parties to a trademark license agreement with Sprint Communications Company, L.P., or Sprint Communications, a subsidiary of Sprint Nextel Corporation, which governs our use of the “Sprint” and “Sprint PCS” brand in relation to the provision and marketing of mobile voice and data services and other related services. In connection with the consummation of our initial public offering, we amended and restated the Sprint trademark license agreement. The following is a summary of the terms of the amended and restated agreement.

Scope of Right to Use Trademark. Sprint Communications grants to us the right to use the “Sprint” name and logo in the United States, U.S. Virgin Islands and Puerto Rico for mobile voice and data services and related services, such as voicemail and messaging, subject to certain limitations.

Royalties. We pay royalties to Sprint Communications in an amount equal to 0.25% of gross revenues, exclusive of the sale of handsets, up to an annual limit of $4 million, adjusted annually for inflation.

Term and Termination. The Sprint trademark license agreement will expire on December 31, 2027. Both parties to the agreement are granted customary termination rights in case of breaches of the agreement—such as failure to pay amounts when due or failure to comply with material representations and obligations—which are not cured within a specified period of time, or in case of the insolvency of the other party. In addition, in the event that the PCS Service Agreement is terminated or expires, this trademark license agreement expires automatically.

We must comply with several additional conditions on the use of the marks, including the condition that the marks not be used other than in a manner that is consistent with guidelines approved by Sprint Communications.

We incurred costs of approximately $1.5 million, $1.3 million and $ 1.1 million, respectively, for royalty expenses under the trademark license agreement in the years ended December 31, 2007, December 31, 2006 and December 31, 2005. Sprint Communications waived the required cash payments of $1.3 million in the year ended December 31, 2006, which we treated as a capital contribution. We have not made the required cash payments under the trademark license agreement in 2007 and we are incurring interest on the unpaid balance. As of December 31, 2007, $0.7 million was due and unpaid.

Subordinated Secured Revolving Credit Facility

The subordinated secured revolving credit facility described below is filed as an exhibit to our registration statement on Form S-1 (File No. 333-142524) and the following description is qualified by reference.

Prior to our initial public offering, Sprint Spectrum and the Virgin Group were lenders under our subordinated secured revolving credit facility. Simultaneously with our initial public offering, we used approximately $45 million of the proceeds to repay indebtedness owed to Sprint Nextel under the terms of our subordinated secured revolving credit facility. Following such repayment, Sprint Nextel is no longer a lender under our subordinated secured revolving credit facility and the Virgin Group’s commitment under the facility increased to $75 million. Accordingly, the maximum borrowing amount under the subordinated secured revolving credit facility was reduced from $100 million to $75 million following the offering.

Distribution Arrangements

The distribution agreements described in this paragraph are filed as exhibits to our registration statement on Form S-1 (File No. 333-142524), and the following description is qualified by reference. We distribute our products through Virgin Megastores and Sprint Nextel stores. In the year ended December 31, 2007, we recognized revenue of $281,000 and $381,000, respectively, related to our distribution arrangements with Sprint Nextel and the Virgin Group. In the year ended December 31, 2006, we recognized revenue of $10.4 million and $0.5 million, respectively, related to our distribution arrangements with Sprint Nextel and the Virgin Group. In the year ended December 31, 2005, we recognized revenue of $19.8 million and $0.5 million, respectively, related to our distribution agreements with Sprint Nextel and the Virgin Group. In September 2007, the Virgin Group announced that it agreed to sell Virgin Megastores to an unrelated third party. We do not presently expect the sale to affect our distribution arrangements with Virgin Megastores.

In addition, we have a distribution agreement with Sprint Nextel that enables us to sell our products in RadioShack stores. Sprint Nextel has agreed, subject to certain conditions including the right to terminate on 90 days’ notice, to permit us to sell our handsets on consignment through RadioShack stores, and we currently sell all our handsets to this retailer under an agreement between RadioShack and us.

Master Services Agreement

The master services agreement described below is filed as an exhibit to our registration statement on Form S-1 (File No. 333-142524), and the following description is qualified by reference.

In January 2003, we entered into a master services agreement with an affiliate of Sprint Nextel to purchase wireline communications services for our operations. We incurred costs of approximately $15.0 million, $10.1 million and $8.0 million, respectively, related to such agreement in the years ended December 31, 2007, December 31, 2006 and December 31, 2005.

Federal Excise Tax Refund Agreement

We entered into an agreement with Sprint Spectrum in September 2007 pursuant to which Sprint Spectrum agreed that we are entitled to claim any refund paid by the IRS relating to federal communications excise taxes previously paid in connection with prepaid wireless communications services involving Top-Up cards sold to Sprint Spectrum for resale. Virgin Mobile USA, LLC paid the excise taxes in prior periods and we estimate a maximum refund amount of approximately $2.2 million to be paid to Virgin Mobile USA, LLC by the IRS, but are not assured of receiving any refund. Under the terms of the agreement, Sprint Spectrum will receive a percentage of the refund. The actual amount we will pay Sprint Spectrum pursuant to the agreement, if any, will be contingent on the amount of any refund we may receive.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal #2 on the Proxy Card)

The Audit Committee selects and hires the independent registered public accounting firm to audit our books of account and other corporate records. You must approve the Audit Committee’s selection for 2008.

The Audit Committee selected PricewaterhouseCoopers LLP to audit our books of account and other corporate records for 2008. PricewaterhouseCoopers LLP is well qualified to audit our books of account and other corporate records. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting, where they will be available to respond to questions and, if they desire, to make a statement.

Amounts paid by the Company to PricewaterhouseCoopers LLP for audit and non-audit services rendered in 2008 are disclosed in the Report of the Audit Committee (see page 14).

Management will present the following resolution to the meeting:

“RESOLVED, that the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the books of account and other corporate records of the Company, and to review the adequacy and effectiveness of the Company’s internal controls over financial reporting, for 2008 is ratified.”

The Board of Directors recommends a Vote “for” Proposal 2.

Stockholder Proposals for 2009

Unless the Board of Directors determines otherwise, next year’s annual meeting will be held on May 15, 2009. Any stockholder proposal intended for inclusion in the proxy materials for the 2009 annual meeting must be received by the Company’s Secretary between January 15, 2009 and February 14, 2009, and can be sent via facsimile to 908.607.4078, Attention: General Counsel and Corporate Secretary. If the Company’s 2009 annual meeting date is more than 30 days before or more than 70 days after the first anniversary date of the 2008 Annual Meeting, notice by the stockholder to be timely must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Public announcement of an adjournment of an annual meeting does not commence a new time period for the giving of a stockholder’s notice. However, if the number of directors to be elected to the Board of Directors of the Company at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 calendar days prior to the first anniversary of the prior year’s annual meeting, then a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Company’s Secretary not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by the Company.

Stockholder proposals submitted outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will not be considered at any annual meeting of stockholders. The Company will not include in the Notice of Annual Meeting proposals not in compliance with SEC Rule 14a-8 and, under the Company’s By-Laws, no business other than that stated in the notice of meeting can be transacted at the meeting.

Shareholders, associates of the Company and other interested parties may communicate directly with the Board of Directors by corresponding to the address below. Correspondence will be discussed at the next scheduled meeting of the Board of Directors, or as indicated by the urgency of the matter.

Attn: Board of Directors of Virgin Mobile USA, Inc.

c/o General Counsel and Corporate Secretary

Privileged & Confidential

Virgin Mobile USA, Inc.

10 Independence Boulevard

Warren, NJ 07059

Annual Report and Other Matters

Virgin Mobile USA, Inc.’s 2008 Annual Report, including consolidated financial statements, has been mailed to you. A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 8:30 a.m. and 5:00 p.m. local time at 10 Independence Boulevard, Warren, New Jersey, 07059, for ten days prior to the meeting and on the day of the meeting.

Multiple Stockholders Sharing the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice is known as “householding,” designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate annual report or proxy statement, he or she may telephone the Investor Relations Department at 908.607.4000 or write to our Investor Relations Department at 10 Independence Boulevard, Warren, New Jersey, 07059.

Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Similarly, if a shareholder shares an address with another shareholder and has received multiple copies of the Company’s proxy statement or annual report, he or she may write or call the Company at the above address or phone number to request a single copy of these materials.

Expenses of Solicitation

Virgin Mobile USA, Inc. will pay the cost of soliciting proxies in the accompanying form. We do not expect to pay any fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone, facsimile transmission or other means of electronic communication, by our directors, officers and other employees.

Peter Lurie

General Counsel and Corporate Secretary

April 1, 2008

DIRECTIONS TO THE ANNUAL MEETING SITE

By car:

From New Jersey Turnpike (northbound or southbound)

•	Take Exit 9 (New Brunswick)

•	Follow signs for Route 18 North

•	Exit Route 18 at New Street

•	Proceed to second traffic light and turn right onto George Street

•	Hotel entrance will be on your left

•

Self Parking is available at the Morris Street Parking Garage which is located on your left if you pass the second traffic light on New Street. The garage offers hourly and daily rates. Valet parking is available at the main entrance to The Heldrich for a fee.

From Route 1 (northbound or southbound)

•	Exit Route 1 at Route 18 North

•	Take Route 18 North and follow above directions

From Garden State Parkway (northbound or southbound)

•	Take Exit 129 and follow signs for New Jersey Turnpike South

•	Follow directions above

From I-287 Southbound

•	Take Exit 10 for CR-527/Easton Avenue

•	Bear right and follow signs to New Brunswick

•	Follow Easton Avenue until it ends at Albany Street.

•	Turn left on Albany Street

•	Turn right at 1st light on to George Street

•	After traffic light at Livingston Avenue, hotel entrance is on the right

By rail:

New Jersey Transit

New Brunswick is located along New Jersey Transit’s Northeast Corridor line with service from Trenton, NJ to Pennsylvania Station in New York City. Connecting service is available to all other NJ Transit lines at Secaucus Junction, the AirTrain at Newark International Airport, the New York City Subway, the Long Island Rail Road and Amtrak. Tickets may be purchased at the station. For schedule and fare information, please visit www.njtransit.com. The New Brunswick station is located approximately 4 blocks from The Heldrich and shuttle transportation may be arranged by contacting the hotel in advance.

Amtrak

The New Brunswick Station has limited service from Amtrak on its Regional Line between Washington, DC and Boston, MA. More frequent service is available by connecting to the NJ Transit Northeast Corridor Line at either the Trenton, NJ Station (from points south) or the Metropark Station (from points North). Please visit www.amtrak.com for fare and schedule information.

By air:

Newark Liberty International Airport

Newark Liberty International Airport is located approximately 25 minutes from The Heldrich and is easily accessible by car and rail. The airport is served by most major airlines and offers non-stop service to major domestic and international airports.

AirTrain service to Newark Airport

Access to and from Newark Liberty International Airport is now even easier with the introduction of the AirTrain. The AirTrain links the airport terminals to the New Jersey Transit Station at Newark Airport.

AirTrain from Newark Airport to The Heldrich

•	After claiming your bags, proceed to the AirTrain station located in your terminal.

•	Board the AirTrain in the direction of the RailLink station. (There is no charge to ride the AirTrain)

•	At the RailLink station, proceed to the NJ Transit ticket vending area.

•	Purchase a ticket to the New Brunswick Station from a ticket vending machine. The fare is $12.00 one way and the machines accept cash and credit/debit cards.

•	Proceed through the turnstiles to the boarding platforms. Be sure to retain your ticket as you will need to show it to the conductor aboard the train.

•	Follow the signs to the platform for the NJ Transit Northeast Corridor line to Trenton. Board the next available train.

•	Exit the train at the New Brunswick station.

•	The New Brunswick station is located approximately 4 blocks from The Heldrich and transportation may be arranged by contacting the hotel in advance.

•	To walk to The Heldrich, cross Albany Street and proceed left to George Street. Turn right on George Street and continue to Livingston Avenue. The hotel will be on your right.

AirTrain to Newark Airport from The Heldrich

•

Be sure to allow ample time for the train ride to the airport station. Times vary from 28 minutes for an express train to 37 minutes for a local train. Also allow for approximately 10 minutes for the AirTrain ride from the station to the terminals.

•	Purchase a ticket at the New Brunswick station for Newark Liberty International Airport. (Do not confuse the airport station with Newark Penn Station, which does not serve the airport)

•	Follow the platform signs for northbound trains to New York and await the next NJ Transit train.

•	Be sure to retain your ticket in a convenient place as you will need it to exit the airport station.

•	Exit the train at the Newark Liberty International Train station and follow the signs to the AirTrain platform.

•	All AirTrains from the station return to the airport, so you may board any train on the platform.

•	Consult the maps on the platform or within the train car for the correct terminal for your airline.

mark here for address change or comments SEE REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED

“FOR” THE PROPOSALS.

ITEM 1—Election of Directors

FOR AGAINST WITHHELD

Nominees: 01 Daniel H. Schulman 05 Douglas B. Lynn

02 Thomas O. Ryder 06 Mark Poole

03 Frances Brandon-Farrow 07 Robert Samuelson

04 L. Kevin Cox 08 Kenneth T. Stevens

ITEM 2- RATIFICATION OF SELECTION OF

PRICEWATERHOUSE COOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR AGAINST WITHHELD

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

I PLAN TO ATTEND THE MEETING

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attomey, executor, administrator_or. trustee or guardian, please give full title as such.

. FOLD AND DETACH HERE .

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAIlABLE 24 HOURS A DAY,7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/vm

Use the Internet to vote your proxy.

Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSMfor fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect ®at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the Internet at http://investorrelations.virginmobileusa.com

PROXY

VIRGIN MOBILE USA, INC.

Annual Meeting of Stockholders—May 15, 2008

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Peter Lurie and Nathan D. Marinoff, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Virgin Mobile USA, Inc. Class A Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 15, 2008 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE